As filed with the Securities and Exchange Commission on ________, 2004.

                                                              File No. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       -----------------------------------

                                  APTIMUS, INC.
             (Exact name of registrant as specified in its charter)

           Washington                                   7389                                 91-1809146
(State or other jurisdiction of            (Primary Standard Industrial                  (I.R.S. Employer
 incorporation or organization)             Classification Code Number)                 Identification No.)

            95 South Jackson Street, Suite 300
                    Seattle, WA 98104
                      (206) 441-9100
(Address, including zip code, and telephone number,           (Name, address, including zip code, and telephone number,
including area code, of registrant's principal executive             including area code, of agent for service)
offices)

                                ----------------

                                   Copies to:

                              Kimberley R. Anderson
                              Dorsey & Whitney LLP
                          1420 Fifth Avenue, Suite 3400
                            Seattle, Washington 98101
                                 (206) 903-8800

                                ----------------

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ----------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                                     Proposed
                                                                                     Maximum
                                                           Proposed Maximum         Aggregate
          Title of Shares               Amount to be           Offering             Offering            Amount of
          to be Registered               Registered       Price Per Share (1)         Price         Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common stock, no par value, issued
in private placement                      1,340,669             $5.25               $7,038,512           $891.78

--------------------------------------------------------------------------------------------------------------------

Total                                     1,340,669             $5.25               $7,038,512           $891.78
====================================================================================================================

(1)   Calculated pursuant to Rule 457(c) and (g) under the Securities Act of
      1933.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based on the average of the closing bid and ask prices of the Registrant's common stock on March 26, 2004 as quoted on the OTC Bulletin Board.

                                ----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and the selling shareholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS

                              SUBJECT TO COMPLETION
                                 March 31, 2004

                                1,340,669 Shares

                                     [LOGO]

                                  Aptimus, Inc.

                                  COMMON STOCK

This is a public offering of 1,340,669 shares of the common stock of Aptimus, Inc. ("Aptimus").

All of the shares being offered, when sold, will be sold by the selling shareholders as listed in this prospectus on pages 20 through 21. The selling shareholders are offering 1,340,669 shares of common stock issued primarily in connection with two private placements and nominally in connection with retaining the services of a third-party service provider.

The selling shareholders may from time to time offer and sell all or a portion of the shares at prices then prevailing or related to the then current market price or at negotiated prices. We will not receive any of the proceeds from the sale of the shares.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol "APTM". However, some quotation services may add an ".OB" to our symbol. The last price of our common stock on the OTC Bulletin Board on March 26, 2004 was $5.25 per share.

Investing in the shares involves risks. See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                             6

THE OFFERING                                                                   7

SUMMARY FINANCIAL DATA                                                         8

RISK FACTORS                                                                   9

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                             19

USE OF PROCEEDS                                                               19

DIVIDEND POLICY                                                               19

SELLING SHAREHOLDERS                                                          20

SELECTED FINANCIAL DATA                                                       22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS                                                         24

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK                    32

BUSINESS                                                                      32

PROPERTIES                                                                    38

LEGAL PROCEEDINGS                                                             38

EXECUTIVE OFFICERS AND DIRECTORS                                              39

RELATED PARTY TRANSACTIONS                                                    44

PRINCIPAL SHAREHOLDERS                                                        45

DESCRIPTION OF CAPITAL SECURITIES                                             46

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED
STOCKHOLDER MATTERS                                                           50

TRANSFER AGENT AND REGISTRAR                                                  51

PLAN OF DISTRIBUTION                                                          51

LEGAL MATTERS                                                                 52

EXPERTS                                                                       52

WHERE YOU CAN FIND MORE INFORMATION                                           52

INDEX TO FINANCIAL STATEMENTS                                                F-1

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus.


Our principal executive offices are at 95 South Jackson Street, Suite 300, Seattle, WA 98104 and our telephone number is (206) 441-9100. We were incorporated under the laws of the State of Washington in 1997. Our website address is www.aptimus.com. The information contained on our website is not part of this prospectus.

THE OFFERING

This prospectus covers up to 1,340,669 shares of common stock to be sold by the selling shareholders identified in this prospectus.

Shares offered by the selling shareholders                     1,340,669 shares of common stock, no par value per
                                                               share.

Offering price                                                 Determined at the time of sale by the selling
                                                               shareholders.

Common stock outstanding prior to this                         5,628,023
offering

Common Stock outstanding following this offering               5,810,752(1)
if all shares are sold

Common stock owned by the selling shareholders                 1,724,665(2)
following this offering if all shares are sold

Use of proceeds                                                All proceeds of this offering will be received by the
                                                               selling shareholders for their own accounts..

Risk factors                                                   You should read the "Risk Factors" section beginning
                                                               on page 9, as well as other cautionary statements
                                                               throughout this prospectus, before investing in
                                                               shares of our common stock.

OTC Bulletin Board Symbol(3)                                   APTM

----------
(1) This figure assumes full exercise of all warrants held by the selling shareholders and sale of the resulting shares of common stock. The selling shareholders are not required to exercise their warrants or sell their shares. See "Plan of Distribution."

(2) This number assumes that the selling shareholders will sell all of their shares available for sale during the effectiveness of the registration statement that includes this prospectus. The selling shareholders are not required to sell their shares. See "Plan of Distribution."

(3) Some quotation services add an ".OB" after our symbol to denote listing on the OTC Bulletin Board

SUMMARY FINANCIAL DATA

The following table summarizes the financial data and operating data of our business. You should read them in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Financial Data" and the consolidated financial statements and notes to the consolidated financial statements included in this prospectus.

                                                       Fiscal Year Ended December 31,
                                        ------------------------------------------------------------

                                          1999         2000         2001         2002         2003
                                        --------     --------     --------     --------     --------
                                              (in thousands, except share and per share data)
Statement of Operations Data:
Net revenue ........................       8,506       16,873        1,874        2,915        4,571
Operating loss .....................     (11,666)     (23,429)     (18,443)      (5,526)      (1,478)
Net loss ...........................    $(10,891)    $(21,104)    $(17,878)    $ (5,504)    $ (1,511)
                                        ========     ========     ========     ========     ========
Basic and diluted net loss per share    $  (1.08)    $  (1.36)    $  (1.44)    $  (1.35)    $  (0.35)
                                        ========     ========     ========     ========     ========
Shares used to compute basic and
diluted per share amounts ..........      10,043       15,567       12,400        4,073        4,333
                                        ========     ========     ========     ========     ========

                                                             As of December 31,
                                        ------------------------------------------------------------
                                          1999         2000         2001         2002          2003
                                        --------     --------     --------     --------     --------
                                                               (in thousands)
Balance Sheet Data:
  Cash and cash equivalents ........    $ 33,795     $ 12,854     $  3,651     $    667     $  2,368
  Working capital (deficiency) .....      46,736       23,032        4,387          698        2,457
  Total assets .....................      55,816       35,532        7,510        1,941        3,975
  Current Liabilities ..............       4,865        4,720          798          709          996
  Long-term obligations, less current
    portion ........................          40          944           68           --          267
  Total shareholders' equity .......      50,911       29,868        6,644        1,232        2,712

                          RISKS RELATED TO OUR BUSINESS

We have a limited operating history, which makes it difficult to predict our future performance.

      Our limited operating history makes predicting our future performance difficult and does not provide investors with a meaningful basis for evaluating an investment in our common stock. From our inception in June 1994 through June 1997, we existed as a division of Online Interactive, Inc. We began operations as an independent company in June 1997. In the first half of 1998, we began offering advertising opportunities on our websites and in our e-mail newsletters in addition to our primary business of lead generation. As a result, our performance from the end of the first quarter of 1998 through January 2001 was not comparable to prior periods. In February 2001, we repositioned the Company as a direct marketing infrastructure provider, focusing all our resources on building our direct marketing network. As a consequence, our performance since the repositioning is not comparable to periods prior to that time.

We will face risks encountered by early-stage companies in Internet-related businesses and may be unsuccessful in addressing these risks.

      We face risks frequently encountered by early-stage companies in new and rapidly evolving markets, including the market for online direct marketing. We may not succeed in addressing these risks, and our business strategy may not be successful. These risks include uncertainties about our ability to:

      o     attract a larger number of consumers to our offer network;

      o contract with new advertiser and agency clients and add new and compelling content to our offer network;

      o contract with new online distribution partners with access to large volumes of online users;

      o contract with third-party providers of systems upon which our services may depend;

      o collect receivables for services performed from existing advertiser and agency clients;

      o     manage our evolving operations;

      o     adapt to potential decreases in online advertising rates;

      o     successfully introduce new products and services;

      o continue to develop and upgrade our technology and minimize technical difficulties and system downtime;

      o create and maintain the loyalty of our customers, partners and clients;

      o maintain our current, and develop new, strategic relationships and alliances; and

      o     attract, retain and motivate qualified personnel.

We have a history of losses and have not yet achieved profitability.

      We have not achieved profitability as of December 2003. We incurred net losses of $17.9 million, or more than 9.5 times the amount of our net revenues, for the year ended December 31, 2001, $5.5 million, or more than 1.9 times the amount of our net revenues, for the year ended December 31, 2002 and $1.5 million, or one-third the amount of our net revenues for the year ended December 31, 2003. As of December 31, 2003, our accumulated deficit was $63.1 million. We have replaced an earlier strategy of increased expenditures to accelerate growth with our current strategy of maintaining operating expenses and capital expenditures to levels commensurate with actual growth. Even if we do achieve profitability, we may be unable to sustain profitability on a quarterly or annual basis in the future. It is possible that our net revenues will grow more slowly than we anticipate or that operating expenses will exceed our expectations.

We may need additional financing at some point n the future, without which we may be required to restrict or discontinue our operations.

      As of December 31, 2003, our business was not generating the cash necessary to fund our long-term operations. We anticipate that our available cash resources will be sufficient to meet our currently anticipated capital expenditures and working capital requirements for at least the next two to three years. In the event our cash from operations have not by that time grown to meet or exceed our capital expenditure and working capital requirements, we may need to raise additional funds to continue operation. In addition, we may need to raise additional funds to develop or enhance our services or products, fund expansion, respond to competitive pressures or acquire businesses or technologies. Unanticipated expenses, poor financial results or unanticipated opportunities that require financial commitments could give rise to earlier financing requirements. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. Additional financing may not be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited, and we might need to significantly restrict or discontinue our operations.

Our quarterly operating results are uncertain and may fluctuate significantly, which could negatively affect the value of our share price.

      Our operating results have varied significantly from quarter to quarter in the past and may continue to fluctuate. For example, during the year ended December 31, 2003, the percentage of annual net revenues attributable to the first, second, third and fourth quarters were 19.9%, 20.5%, 30.8% and 28.8%, respectively. Our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors. With the significant shift in the business to an online direct marketing infrastructure provider, operating results in the near term may fall below earlier established expectations of securities analysts and investors. These lower operating results may cause a decrease in our stock price.

      Our limited operating history and new business model makes it difficult to ascertain the effects of seasonality on our business. We believe, however, that our revenues may be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers could alter current or prospective advertisers' spending priorities, or the time periods in which they determine their budgets, or increase the time it takes to close a sale with our advertisers.

If we cannot secure sufficient promotional offers from our marketer clients, our business will suffer.

      If we are unsuccessful in acquiring and renewing a continuing array of free, trial and promotional offers for our distribution network, our order volumes will likely decrease. The attractiveness of our offer network to consumers and distribution partners is based in part on our ability to provide a broad variety of offers of interest to consumers. In addition, a number of other websites give consumers access to similar offers. We face competition for free, trial and promotional offers from these websites as well as a variety of other online and traditional competitors. Without sufficient variety and quality of offers, our promotional offer network will become less attractive to both marketers and our distribution partners through whose sites the offers are promoted, and our ability to generate revenues from marketer clients will be adversely affected.

If we cannot maintain our licenses with data owners, our business may suffer.

      We distribute promotional offers by means of e-mail to lists of names owned by the Company or managed by the Company under license from third-party list owners. While this business segment's contributions to total revenues have shrunk on a percentage basis over the past several quarters, it remains a material part of our business. We face competition from other providers of list management services. If we are unsuccessful in maintaining our current license agreements with data list owners, our e-mail-based order volumes will likely decrease. As a consequence, our ability to generate revenues from the e-mail segment of our business will be adversely affected.

The majority of our contracts have month-to-month terms, and the loss of a significant number of these contracts in a short period of time could harm our business.

      During the year ended December 31, 2003, a significant number of our contracts had month-to-month terms with automatic renewal unless terminated by either party with 30 days notice. The loss of a significant number of these contracts in any one period could result in a reduction in the size of our offer network, cause an immediate and significant decline in our net revenues and cause our business to suffer.

The loss of the services of any of our executive officers or key personnel would likely cause our business to suffer.

      Our future success depends to a significant extent on the efforts and abilities of our senior management, particularly Timothy C. Choate, our President and Chief Executive Officer and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We may be unable to attract, motivate and retain other key employees in the future. Competition for employees in our industry has experienced a reduction in intensity. However, in the past we have experienced difficulty in hiring qualified personnel. We do not have employment agreements with any of our key personnel, nor do we have key-person insurance for any of our employees.

Any future acquisitions present many risks and uncertainties generally associated with acquisitions, including, without limitation:

      o difficulties integrating operations, personnel, technologies, products and information systems of acquired businesses;

      o     potential loss of key employees of acquired businesses;

      o adverse effects on our results of operations from acquisition-related charges and amortization of goodwill and purchased technology;

      o     increased fixed costs, which could delay profitability;

      o inability to maintain the key business relationships and the reputations of acquired businesses;

      o potential dilution to current shareholders from the issuance of additional equity securities;

      o inability to maintain our standards, controls, procedures and policies;

      o     responsibility for liabilities of companies we acquire; and

      o     diversion of management's attention from other business concerns.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

      Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "a penny stock". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share. Our shares have been quoted on the OTCBB since March 7, 2003. Prior to March 7, 2003, our shares were quoted on the Nasdaq SmallCap Market. The price of our shares on such markets ranged from $0.38 to $2.25 during the period from January 1, 2002 to March 14, 2003, and the closing price of our shares on March 14, 2003 was $0.38. Purchases and sales of our shares are generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

      Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

      In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Since our stock price is volatile, we may become subject to securities litigation that is expensive and could result in a diversion of resources.

      The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile. Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs to us in defending against the lawsuit and a diversion of management's attention that could reduce the value of your investment.

Our directors and executive officers hold a substantial portion of our stock, which could limit your ability to influence the outcome of key transactions, including changes of control.

      As of February 13, 2004, Mr. Choate beneficially owned approximately 27.9% of our issued and outstanding common stock and our directors and executive officers as a group beneficially owned approximately 28.1% of our issued and outstanding common stock. As a result, the ability of our other stockholders to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions, could be limited.

Our articles of incorporation, bylaws, change in control agreements and the Washington Business Corporation Act contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders.

      Provisions of our amended and restated articles of incorporation, our bylaws, change in control agreements we have entered into with certain of our executive officers, and our Shareholder Rights Plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:

      o authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors, without shareholder approval, to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

      o prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect directors; and

      o declaration of a dividend distribution of preferred share purchase rights and adoption of a Rights Plan in March 2002, which would discourage a change of control attempt without the approval of the Board of Directors.

      o acceleration of option vesting and payment of severance in the event an executive loses his job as a consequence of the sale or merger of the Company.

      In addition, Chapter 23B.19 of the Washington Business Corporation Act and the terms of our stock option plan may discourage, delay or prevent a change in control which certain shareholders may favor.

If a significant number of our clients experience a decline in their financial condition, the collectibility of our accounts receivable may suffer, materially adversely affecting our financial results.

      A decline in the financial condition of clients owing significant amounts to us could cause us to write off the amounts owed by these entities as bad debt, which could have a material adverse effect on our financial results.

An increase in the number of orders on our network may strain our systems or those of our third-party service providers, and we are vulnerable to system malfunctions.

      Any serious or repeated problems with the performance of our network could lead to the dissatisfaction of consumers, our marketer clients or our distribution partners. The order volume on our network is expected to increase over time as we seek to expand our client, consumer and distribution partner base. The proprietary and third-party systems that support our network must be able to accommodate an increased volume of traffic. Although we believe our systems and those of our third-party hosting service providers can currently accommodate well in excess of current order volumes, our network has, in the past, experienced slow response times and other systems problems for a variety of reasons, including failure of our third party Internet service providers, hardware failures and failure of software applications. In these instances, our network was typically unavailable or slow for approximately one and one-half to two hours. Although these failures did not have a material adverse effect on our business, we may experience similar problems in the future that could have a material adverse effect on our business.

We face intense competition from marketing-focused companies for marketer clients and may be unable to compete successfully.

      We may be unable to compete successfully with current or future competitors. We face intense competition from online advertising and direct marketing companies like ValueClick, CoolSavings, Aquantive and MaxWorldwide. Competition with smaller privately funded direct competitors also continues to be a factor. We expect competition from online competitors to remain intense because there are no substantial barriers to entry in our industry. Increased competition could result in price reductions for online advertising space and marketing services, reduced gross margins and loss of market share.

      Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than Aptimus. These advantages may allow them to respond more quickly and effectively to new or emerging technologies and changes in customer requirements. These advantages may also allow them to engage in more extensive research and development, undertake farther-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective marketer clients.

      Online marketing is a rapidly developing industry, and new types of products and services may emerge that are more attractive to consumers and marketers than the types of services we offer. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

If our customers request products and services directly from our marketer clients instead of requesting the product or service from us, our business could suffer.

      Our marketer clients, data licensors and/or distribution partners may offer the same free, trial or promotional products or services on their own websites or e-mail programs that we offer via our offer distribution network and e-mail programs. Our customers may choose to request products or services directly from our marketer clients, data licensors and/or distribution partners instead of requesting the product or service through us, which would result in lower net revenues to the Company from lead generation and cause our business to suffer.

If third-party Internet service providers place limitations or restrictions on commercial e-mail addressed to their subscribers, our business could suffer.

      Our e-mail program distributes commercial e-mail to company-owned and licensed lists of individual Internet users, some of whom are subscribers of third-party Internet service providers or ISPs such as AOL, Yahoo! and MSN. These ISPs have the ability to limit, restrict or otherwise filter the e-mails delivered to their subscribers. Efforts by such ISPs to limit or restrict third-party commercial e-mails such as ours, if successful, could result in lower net revenues to the Company from lead generation and cause our business to suffer.

We may need to incur litigation expenses in order to defend our intellectual property rights, and might nevertheless be unable to adequately protect these rights.

      We may need to engage in costly litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the intellectual property rights of others. We can give no assurance that our efforts to prevent misappropriation or infringement of our intellectual property will be successful. An adverse determination in any litigation of this type could require us to make significant changes to the structure and operation of our services and features or to license alternative technology from another party. Implementation of any of these alternatives could be costly and time-consuming and may not be successful. Any intellectual property litigation would likely result in substantial costs and diversion of resources and management attention.

      Our success largely depends on our trademarks, including "Aptimus," and internally developed technologies, including our patent pending opt-in serving platform, which includes offer rotation and implementation, order collection, order processing and lead delivery, that we seek to protect through a combination of patent, trademark, copyright and trade secret laws. Protection of our proprietary technology and trademarks is crucial as we attempt to build our proprietary advantage, brand name and reputation. Despite actions we take to protect our intellectual property rights, it may be possible for third parties to copy or otherwise obtain and use our intellectual property without authorization or to develop similar technology independently. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Although we are not currently engaged in any lawsuits for the purpose of defending our intellectual property rights, we may need to engage in such litigation in the future. Moreover, we may be unable to maintain the value of our intellectual property rights in the future.

We could become involved in costly and time-consuming disputes regarding the validity and enforceability of recently issued or pending patents.

      The Internet, including the market for e-commerce and online advertising, direct marketing and promotion, is characterized by a rapidly evolving legal landscape. A variety of patents relating to the market have been recently issued. Other patent applications may be pending. We have a pending non-provisional patent application before the United States Patent and Trademark Office and have made appropriate filings with certain foreign regulatory bodies preserving our patent rights in their jurisdictions, which we intend to prosecute. It is possible that significant activity in this area may continue and that litigation may arise due to the patent holder's and/or our efforts to enforce applicable patent rights.

      We may incur substantial expense and management attention may be diverted if litigation occurs. Moreover, whether or not claims against us have merit, we may be required to enter into license agreements or be subject to injunctive or other equitable relief, either of which would result in unexpected expenses or management distraction.

We may face litigation and liability for information displayed on our network or delivered in an e-mail.

      We may be subjected to claims for defamation, negligence, copyright or trademark infringement and various other claims relating to the nature and content of materials we publish on our offer distribution network or distribute by e-mail. These types of claims have been brought, sometimes successfully, against online services in the past. We could also face claims based on the content that is accessible from our network through links to other websites. In addition, we may be subject to litigation based on laws and regulations concerning commercial e-mail. Any litigation arising from these claims would likely result in substantial costs and diversion of resources and management attention, and an unsuccessful defense to one or more such claims could result in material damages and/or injunctive or other equitable relief. We have no insurance coverage for these types of claims. Moreover, any claim that successfully limited or entirely prevented our current commercial e-mail activities would result in lower net revenues to the Company and cause a material adverse effect on our business.

Security and privacy breaches could subject us to litigation and liability and deter consumers from using our network.

      We could be subject to litigation and liability if third parties penetrate our network security or otherwise misappropriate our users' personal or credit card information. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and other federal and state agencies have investigated various Internet companies in connection with their use of personal information. We could be subject to investigations and enforcement actions by these or other agencies. In addition, we license on a very limited basis customer names and street addresses to third parties. Although we provide an opportunity for our customers to remove their names from our user list, we nevertheless may receive complaints from customers for these license arrangements.

      The need to transmit confidential information securely has been a significant barrier to electronic commerce and communications over the Internet. Any compromise of security could deter people from using the Internet in general or, specifically, from using the Internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Many marketers seek to offer their products and services on our distribution network because they want to encourage people to use the Internet to purchase their goods or services. Internet security concerns could frustrate these efforts. Also, our relationships with consumers may be adversely affected if the security measures we use to protect their personal information prove to be ineffective. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect customers' personal information. We have no insurance coverage for these types of claims.

      Furthermore, our computer servers or those of our third-party service providers, if any, may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any such breaches. We may be unable to prevent or remedy all security breaches. If any of these breaches occur, we could lose marketing clients, distribution partners and visitors to our distribution network.

                          RISKS RELATED TO OUR INDUSTRY

If the acceptance of online advertising and online direct marketing does not increase, our business will suffer.

      The demand for online marketing may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect. We expect to derive almost all of our revenues from contracts with marketer clients under which we provide online marketing services through our offer distribution network and our commercial e-mail programs. The Internet has not existed long enough as a marketing medium to demonstrate its effectiveness relative to traditional marketing methods. Marketers that have historically relied on traditional marketing methods may be reluctant or slow to adopt online marketing. Many marketers have limited experience using the Internet as a marketing medium. In addition, marketers that have invested substantial resources in traditional methods of marketing may be reluctant to reallocate these resources to online marketing. Those companies that have invested a significant portion of their marketing budgets in online marketing may decide after a time to return to more traditional methods if they find that online marketing is a less effective method of promoting their products and services than traditional marketing methods. Moreover, the Internet-based companies that have adopted online marketing methods may themselves develop more slowly than anticipated or not at all. This, in turn, may result in slower growth in demand for the online direct marketing services of the type provided by the Company.

      We do not know if accepted industry standards for measuring the effectiveness of online marketing will develop. An absence of accepted standards for measuring effectiveness could discourage companies from committing significant resources to online marketing. There are a variety of pricing models for marketing on the Internet. We cannot predict which, if any, will emerge as the industry standard. Absence of such a standard makes it difficult to project our future pricing and revenues.

If we are unable to adapt to rapid changes in the online marketing industry, our business will suffer.

      Online marketing is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. We may incur substantial costs to modify our services or infrastructure to adapt to these changes and to maintain and improve the performance, features and reliability of our services. We may be unable to successfully develop new services on a timely basis or achieve and maintain market acceptance.

We face risks from potential government regulation and other legal uncertainties relating to the Internet.

      Laws and regulations that apply to Internet communications, commerce, commercial e-mail and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in use of the Internet and reduce the demand for our services, or impair our ability to provide our services to clients. Congress has enacted legislation regarding children's privacy on the Internet. In addition, the federal Assault of Non-Solicited Pornography and Marketing Act of 2003 (the "CAN SPAM Act"), which regulates commercial e-mail practices n the United States, was signed into law in December 2003. Additional laws and regulations may be proposed or adopted with respect to the Internet covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Passage of the CAN SPAM Act, which preempts state laws regulating commercial e-mail, certainly has eliminated some uncertainty in respect to our commercial e-mail practices caused by the various, often conflicting state laws. However, it's too early to tell what effect, if any, the Act will have on our business. The passage of legislation regarding user privacy or direct marketing on the Internet may reduce demand for our services or limit our ability to provide customer information to marketers. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. For example, the European Union has adopted a directive addressing data privacy that may result in limits on the collection and use of consumer information. The adoption of consumer protection laws that apply to online marketing could create uncertainty in Internet usage and reduce the demand for our services, or impair our ability to provide those services to clients.

      In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. It is possible that future applications of these laws to our business could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

      Our services are available on the Internet in many states and foreign countries, and these states or foreign countries may claim that we are required to qualify to do business in their jurisdictions. Currently, we are qualified to do business only in Washington and California. Our failure to qualify in other jurisdictions if we were required to do so could subject us to taxes and penalties and could restrict our ability to enforce contracts in those jurisdictions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. In some cases, you can identify forward-looking statements by our use of words such as may, will, should, could, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue or the negative or other variations of these words, or other comparable words or phrases. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those described in connection with the forward-looking statement and the factors listed in "Risk Factors" above and elsewhere in this prospectus.

      Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. We are under no duty to update any of our forward-looking statements after the date of this prospectus. You should not place undue reliance on forward-looking statements.

USE OF PROCEEDS

      This prospectus is part of a registration statement that permits the selling shareholders to sell their shares. Because this prospectus is solely for the purpose of sales by the selling shareholders, we will not receive any proceeds from the sale of stock being offered.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

SELLING SHAREHOLDERS

      This prospectus covers the offering of shares of common stock by the selling shareholders named below. This prospectus is part of a registration statement filed in order to register, on behalf of the selling shareholders, (a) an aggregate total of 1,285,035 shares of common stock issued in two private placement transactions, the first in July 2003 and a the other in December 2003; and (b) a total of 55,634 shares of common stock issuable pursuant to a warrant granted to a third-party service provider in partial consideration for its services to the Company.

      The following are the number of shares beneficially owned by the selling shareholders prior to this offering; the number of shares to be offered for the selling shareholders' accounts; and the number of shares to be owned by the selling shareholders following completion of the offering:

                                                                          Number of      Percentage of
                                           Number of                    Shares Owned     Shares Owned
                                         Shares Owned    Number of          Upon             Upon
                 Name                       Before         Shares       Completion of    Completion of
                                           Offering       Offered         Offering*        Offering*
------------------------------------------------------------------------------------------------------
SF TECH JV                                   156,250       208,388(1)             0                0
------------------------------------------------------------------------------------------------------

Timothy C. Choate                          1,518,365        83,335(2)      1,455,865            25.1%
------------------------------------------------------------------------------------------------------

Maura O'Neill                                 31,250        41,668(3)             0                0
------------------------------------------------------------------------------------------------------

Fred Felker IRA                               50,000        66,668(4)             0                0
------------------------------------------------------------------------------------------------------

Robert Wrubel                                 18,750        25,000(5)             0                0
------------------------------------------------------------------------------------------------------

John D. Steuart IRA                           31,250        41,668(6)             0                0
------------------------------------------------------------------------------------------------------

Marian Felker IRA                             31,250        41,668(7)             0                0
------------------------------------------------------------------------------------------------------

Permal U.S. Opportunities Limited            140,000       140,000                0                0
------------------------------------------------------------------------------------------------------

Zaxis Institutional Offshore                 140,000        14,000                0                0
------------------------------------------------------------------------------------------------------

Zaxis Partners, LP                            51,000        51,000                0                0
------------------------------------------------------------------------------------------------------

Net Market Partners, LP                      200,000       200,000                0                0
------------------------------------------------------------------------------------------------------

Zaxis Institutional Partners, LP              40,000        40,000                0                0
------------------------------------------------------------------------------------------------------

Charles H. Finnie                             50,000        50,000                0                0
------------------------------------------------------------------------------------------------------

Special Situations Technology Fund,           90,000        46,100           43,900               **
L.P.
------------------------------------------------------------------------------------------------------

Special Situations Technology Fund II,       460,490       235,590          224,900              3.9%
L.P.
------------------------------------------------------------------------------------------------------

David Roberts                                      0         2,634(8)             0                0
------------------------------------------------------------------------------------------------------

Genesis Select Corporation                         0        50,000(9)             0                0
------------------------------------------------------------------------------------------------------

G. Select Securities LLC                           0         3,000(10)            0                0
------------------------------------------------------------------------------------------------------

Total                                      2,882,605     1,340,669        1,724,665               29%
------------------------------------------------------------------------------------------------------

* This figure assumes that the selling shareholders will sell all of their shares available for sale during the effectiveness of the registration statement that includes this prospectus. The selling shareholders are not required to sell their shares. See "Plan of Distribution."
** Represents beneficial ownership of less than one percent (1%) of the Common Stock.
(1) Total includes 52,088 shares issuable upon exercise of a stock warrant held by SF TECH JV.
(2) Total includes 20,835 shares issuable upon exercise of a stock warrant held by Mr. Choate.
(3) Total includes 10,418 shares issuable upon exercise of a stock warrant held by Ms. O'Neill.
(4) Total includes 16,668 shares issuable upon exercise of a stock warrant held by Fred Felker IRA.
(5) Total includes 6,250 shares issuable upon exercise of a stock warrant held by Mr. Wrubel.
(6) Total includes 10,418 shares issuable upon exercise of a stock warrant held by John D. Steuart IRA.
(7) Total includes 10,418 shares issuable upon exercise of a stock warrant held by Marian Felker IRA.
(8) Total includes 2,634 shares issuable upon exercise of a stock warrant held by Mr. Roberts.
(9) Total includes 50,000 shares issuable upon exercise of a stock warrant held by Genesis Select Corporation.
(10) Total includes 3,000 shares issuable upon exercise of a stock warrant held by G. Select Securities LLC.

      The foregoing table reflects only shares that are subject to and that are owned and offered during the effectiveness of the registration statement that includes this prospectus.

      The foregoing table assumes that the selling shareholders will sell all of their shares available for sale during the effectiveness of the registration statement that includes this prospectus. The selling shareholders are not required to sell their shares. See "Plan of Distribution".

      The shares issued to the selling shareholders are "restricted" shares under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their shares on the OTC Bulletin Board or other principal trading market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

      The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The selling shareholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

      Based on information provided to us, except as otherwise provided, the selling shareholders are not and have not been affiliated with any broker-dealer in the United States.

      Except as otherwise provided, the selling shareholders are not affiliated and have not been affiliated with us or any of our predecessors or affiliates during the past three years.

SELECTED FINANCIAL DATA

      The following selected financial data are qualified in their entirety by reference to, and you should read them in conjunction with, our financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data presented below for the years ended December 31, 2001, December 31, 2002 and December 30, 2003 and the selected balance sheet data at December 31, 2003 and December 30, 2002 are derived from Aptimus' financial statements that have been audited by Moss Adams LLP, independent auditors. The statement of operations data presented below for the year ended December 31, 2000 and December 31, 1999, and the selected balance sheet data at December 31, 2000 and December 31, 2001 are derived from Aptimus' financial statements that, in respect to years ended December 31, 1999 and December 31, 2000, have also been audited by PriceWaterhouseCooper LLP, independent auditors, and are not included in this prospectus.

                                                                               Aptimus, Inc.
                                                   --------------------------------------------------------------------
                                                                         Year ended December 31,
                                                   --------------------------------------------------------------------
                                                     1999           2000           2001           2002           2003
                                                   --------       --------       --------       --------       --------
Statement of Operations Data:
Revenues ....................................      $  8,506       $ 16,873       $  1,874       $  2,915       $  4,571
  Operating expenses:
  Sales and marketing .......................        15,042         29,571          6,185          1,971          1,288
  Connectivity and network costs ............           616          2,047          1,780          1,312          1,023
  Partner fees ..............................            --             --            321          1,013          1,436
  Research and development ..................           901          2,439          1,632            559            527
  General and administrative ................         1,343          3,055          2,423          1,687          1,319
  Depreciation and amortization .............         1,156          2,419          2,268          1,305            315
  Equity-based compensation .................         1,117            774            371             11            104
  Lease renegotiation costs and abandonment
    of leasehold improvements ...............            --             --             --            478             --
  Loss (gain) on disposal of long-term assets            (3)            (3)           339            105             37
  Restructuring costs .......................            --             --          4,998             --             --
                                                   --------       --------       --------       --------       --------
          Total operating expenses ..........        20,172         40,302         20,317          8,441          6,049
                                                   --------       --------       --------       --------       --------
Operating loss ..............................       (11,666)       (23,429)       (18,443)        (5,526)        (1,478)
Interest expense ............................            40            114            155             24             41
Interest income .............................          (815)        (2,439)           720             46              8
                                                   --------       --------       --------       --------       --------
Net loss ....................................      $(10,891)      $(21,104)      $(17,878)      $ (5,504)      $ (1,511)
                                                   ========       ========       ========       ========       ========
Basic and diluted net loss per share ........      $  (1.08)      $  (1.36)      $  (1.44)      $  (1.35)      $  (0.35)
                                                   ========       ========       ========       ========       ========
Shares used to compute basic and
  diluted per share amounts .................        10,043         15,567         12,400          4,073          4,333
                                                   ========       ========       ========       ========       ========

                                                                            As of December 31,
                                                   --------------------------------------------------------------------
                                                     1999           2000           2001           2002           2003
                                                   --------       --------       --------       --------       --------
Balance Sheet Data:
  Cash and cash equivalents .................      $ 33,795       $ 12,854       $  3,651       $    667       $  2,368
  Working capital (deficiency) ..............        46,736         23,032          4,387            698          2,457
  Total assets ..............................        55,816         35,532          7,510          1,941          3,975
  Current Liabilities .......................         4,865          4,720            798            709            996
  Long-term obligations, less current portion            40            944             68             --            267
  Total shareholders' equity ................        50,911         29,868          6,644          1,232          2,712

Selected Quarterly Financial Data

      The following table provides certain selected quarterly financial data for each full quarterly period during the last two fiscal years:

                                                               Quarterly Period Ended
                                -------------------------------------------------------------------------------------
                                Mar. 31,   June 30,   Sept. 30,   Dec. 31,  Mar. 31,   June 30,   Sept. 30   Dec. 31,
                                  2002       2002       2002        2002      2003       2003       2003       2003
                                --------   --------   ---------   --------  --------   --------   --------   --------
                                                             (in thousands) (unaudited)
                                -------------------------------------------------------------------------------------
Statement of Operations Data
Total sales                         773        782        537        823        911        938      1,405      1,317
Total operating expense           2,082      2.274      2,541      1,544      1,513      1,375      1,671      1,490
Loss from operations             (1,309)    (1,492)    (2,004)      (721)      (602)      (437)      (266)      (173)
Other (expense) income               12          6          4         --         (2)        --         (7)       (24)
Net loss                         (1,297)    (1,486)    (2,000)      (721)      (604)      (437)      (273)      (197)
Basic and diluted net loss        (0.33)     (0.37)     (0.49)     (0.17)     (0.14)     (0.10)     (0.06)     (0.04)
   per share
Weighted-average shares used      3,987      4,020      4,067      4,221      4,221      4,221      4,270      4,615
   in computing basic and
   diluted net loss per share

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Overview

      We began our direct marketing business in 1994 as the FreeShop division of Online Interactive, Inc. In addition to operating the FreeShop division, Online Interactive was also engaged in the business of selling software over the Internet. In July 1997, Online Interactive transferred the FreeShop division to FreeShop International, Inc., a newly formed, wholly owned subsidiary, and spun off FreeShop International through a distribution to its shareholders. On February 19, 1999, FreeShop International changed its name to FreeShop.com, Inc. On October 16, 2000 FreeShop.com, Inc. changed its name to Aptimus, Inc.

      Today, Aptimus' mission is to provide the most powerful and effective ways to acquire new customers via the Internet. This is the same mission we had in 1994 when we launched our business. We continue to believe that the Internet is the most important new medium for customer acquisition objectives in recent history.

      We are positioning ourselves to be the leading online direct response network. Our focus is creating high volume performance-based customer acquisition solutions for major consumer marketers. To achieve these objectives, we leverage our proprietary technology platform to dynamically present offers to large volumes of transacting consumers at the point of transaction, when they are most likely to respond, across a broad variety of websites. In our network we focus our efforts around two primary offer presentation formats:

      1. CoRegistration - We present relevant offers to transacting consumers in a manner that allows them to "opt-in" or choose the offers they wish to receive. By managing the registration process, we can target offers "real time" based on the site demographics, the data entered in the order process (e.g. geotargeting), and/or the substance of the specific transaction. Managed transactions include product purchases, e-mail and site registrations or joins, and other transactional actions occurring on the websites of our distribution partners.

      2. E-mail - We present relevant offers to consumers via opt-in e-mail lists, including lists that we own, lists that we manage for others, and third party lists.

      During 2003, we derived our revenues primarily from lead generation contracts related to the Aptimus network of sites and opt-in e-mail lists. We receive lead generation revenues when we deliver customer information to a marketer in connection with an offer presented via our network. Revenue from the Aptimus Network started in the first quarter of 2001. In prior years we derived our revenues from lead generation activities, banner advertising, site sponsorships and newsletter sponsorships related to the FreeShop site, which was sold in May of 2001. Lead generation pricing is based on cost per lead and varies depending on the type of offer. Generally, pricing of advertising is based on cost per impression or cost per click through. The services we deliver are primarily sold under short-term agreements that are subject to cancellation. We recognize revenues in the period in which we deliver the service, provided we have no further performance obligation.

      For the years ended December 31, 2001, 2002, and 2003 our ten largest clients accounted for 40.2%, 44.6% and 61.7% of our net revenues, respectively. One customer accounted for 10.3% of net revenues during the year ended December 31, 2001. No single client accounted for more than 10% of net revenues in the year ended December 31, 2002. Proctor & Gamble and Advertising.com accounted for 13.6% and 10.1% of net revenues during the year ended December 31, 2003, respectively.

      Our business has been operating at a loss and generating negative cash flows from operations since inception. As of December 31, 2003, we had an accumulated deficit of approximately $63.1 million. With the reductions in continuing operating expenses that have been made and growth in revenues, we anticipate achieving positive earnings and cash flows during the year ending December 31, 2004. However, there are still many challenges to achieving this goal, including the availability of additional financing, and the achievement is by no means assured. See "Risks Related to Our Business".

      On March 7, 2003, our common stock was delisted from the Nasdaq SmallCap Market due to our noncompliance with the continued listing standards for that market. Since March 7, 2003, our common stock has been quoted on the OTCBB under the symbol "APTM".

Results of Operations

      The following table sets forth statement of operations data for the periods indicated as a percentage of net revenues:

                                                                 Year Ended December 31,
                                                        -------------------------------------
                                                           2001           2002          2003
                                                        --------        -------       -------
      Net revenues                                         100.0%         100.0%        100.0%
      Operating expenses:
        Sales and marketing                                330.0           67.7          28.2
        Connectivity and network costs                      95.0           45.0          22.4
        Partner fees                                        17.2           34.7          31.4
        Research and development                            87.1           19.2          11.5
        General and administrative                         129.3           57.9          28.9
        Depreciation and amortization                      121.0           44.7           6.9
        Equity-based compensation                           19.8            0.4           2.3
        Lease renegotiation costs and abandonment
          of Leasehold improvements                           --           16.4            --
        Loss (gain) on disposal of long-term assets         18.1            3.6           0.8
        Restructuring costs                                266.7             --            --
                                                        --------        -------       -------
                Total operating expenses                 1,084.2          289.6         132.4
                                                        --------        -------       -------
      Operating loss                                      (984.2)        (189.6)        (32.4)
      Interest expense                                       8.2            0.8           0.9
      Interest income                                       38.4            1.6           0.2
                                                        --------        -------       -------
      Net loss                                            (954.0)%       (188.8)%       (33.1)%
                                                        ========        =======       =======

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Net revenues. We derive our revenues primarily from lead generation contracts. Leads are obtained through promoting our clients' offers across our Aptimus Network of website partners and opt-in e-mail lists. Our net revenues increased by $1.7 million, or 57%, to $4.6 million in the year ended December 31, 2003 from $2.9 million in the year ended December 31, 2002. The increase in revenue is primarily due to expansion of our Aptimus Network, including the addition of new website distribution partners thereby increasing our ad impressions, and the expansion of our advertiser client base.

      Sales and marketing. Sales and marketing expenses consisted primarily of marketing and operational personnel costs, bad debts, and outside sales costs. Sales and marketing expenses decreased by $683,000, or 35%, to $1.3 million in 2003 from $2.0 million in 2002. The decrease in sales and marketing expenses is primarily a result of a $430,000 reduction in payroll costs and a $230,000 reduction in rent expense. The decrease in payroll costs is a result of a decrease in the amount of high level management in the sales and marketing area. The reduction in rent expense is a result of renegotiating the Seattle lease in October of 2002 and the San Francisco lease in January 2003. Sales and marketing payroll costs are expected increase in 2004 as a small number of new sales, business development and account management personnel are expected to be hired in 2004. Other than payroll related costs, sales and marketing expenses in 2004 are expected to be relatively consistent with amounts in 2003.

      Connectivity and network costs. Connectivity and network costs consist of expenses associated with the fees, maintenance and usage of our network as well as e-mail delivery costs. Such costs include e-mail delivery costs, Internet connection charges, hosting facility costs, banner ad serving fees and personnel costs. Internet and network connectivity decreased by $289,000, or 22%, to $1.0 million in 2003 from $1.3 million in 2002. The decrease in connectivity and network costs is primarily a result of an $182,000 decrease in connectivity costs and an $114,000 decrease in e-mail delivery costs. These reductions were offset by small increases in several other categories. Connectivity costs decreased primarily as a result of terminating our offsite hosting contract with EDS. E-mail delivery costs decreased as a result of using different e-mail delivery vendors with lower costs for delivery. Internet and network connectivity expenses are expected to increase slightly as we add additional power supply backup to our network in 2004 compared to amounts in 2003. The EDS contract was cancelled in July 2003, which resulted in five months of savings in 2003. Also January 2004 was the last month that an external provider was used for delivery of e-mail. In 2003 e-mail delivery fees were approximately $300,000. Although most of the e-mail delivery costs will be eliminated in 2004 there will be some increases in internal costs associated with this change.

      Partner fees. Partner fees expense consists of fees to distribution partners participating in our network. Partner fees increased by $423,000, or

42%, to $1.4 million in 2003 from $1.0 million in 2002. This increase is directly related to the increase in our revenue. Partner fees have increased at a lower rate than network revenues as a result of e-mail based campaigns. E-mail based campaigns that are sent to Company-owned lists do not have any partner fees associated with them. Also the cost of delivering the e-mails and certain third-party costs are generally deducted before calculating the fees due partners for e-mail based campaigns not sent to Company-owned lists. Partner fees are expected to increase in 2004 as a result of the addition of new website distribution partners.

      Research and development. Research and development expenses primarily include personnel costs related to maintaining and enhancing the features, content and functionality of our websites, network and related systems. Research and development expenses decreased by $32,000, or 6%, to $527,000 in 2003 from $559,000 in 2002. Research and development expenses in 2004 are expected to be relatively consistent with amounts in 2003.

      General and administrative. General and administrative expenses primarily consist of management, financial and administrative personnel expenses and professional service fees. General and administrative expenses decreased by $368,000, or 22%, to $1.3 million in 2003 from $1.7 million in 2002. The decrease in general and administrative expenses is primarily a result of a $154,000 reduction in payroll costs and a $115,000 reduction in rent expense. The decrease in payroll costs is a result of a decrease in the number of general and administrative staff. The reduction in rent expense is a result of renegotiating the Seattle lease in October of 2002 and the San Francisco lease in January 2003. General and administrative expenses in 2004 are expected to be relatively consistent with amounts in 2003.

      Depreciation and amortization. Depreciation and amortization expenses consist of depreciation on leased and owned computer equipment, software, office equipment and furniture and amortization on intellectual property, non-compete agreements, acquired technology, work force in-place and goodwill from acquisitions. Depreciation and amortization expenses decreased by $1.0 million, or 76%, to $315,000 in 2003 from $1.3 million in 2002. The decrease in depreciation is a result of fixed assets becoming fully depreciated.

      Equity-based compensation. Equity-based compensation expenses consist of amortization of unearned compensation recognized in connection with stock options and stock grants granted to employees and directors at prices below the fair market value of our common stock. Unearned compensation is recorded based on the intrinsic value when we issue stock options to employees and directors at an exercise price below the estimated fair market value of our common stock at the date of grant. Unearned compensation is also recorded based on the fair value of the options granted as calculated using the Black-Scholes option pricing model when options or warrants are issued to advisors and other service providers. Unearned compensation is amortized over the vesting period of the option or warrant. Equity-based compensation expenses increased by $93,000, or 846%, to $104,000 in 2003 from $11,000 in 2002. The increase in equity-based compensation is a result of issuing a warrant to an outside investor relations firm and to the issuance of an option with a zero strike price to Timothy C. Choate as compensation for guaranteeing the Company's line-of-credit.

      Loss (Gain) on Disposal of Long-Term Assets. Loss (gain) on disposal of long-term assets consists of gains and losses on disposals of assets and impairments on long-term investments. Loss on disposal of long-term assets decreased by $68,000, or 65%, to $37,000 in 2003 from $105,000 in 2002. In the prior year the majority of the loss related to the write down of a long-term investment. In the current year the loss on disposal of assets relates to disposal of many smaller fixed assets.

      Lease renegotiation costs and impairment of leasehold improvements. We renegotiated the lease with our Seattle landlord to substantially reduce the amount of space we lease and the corresponding rental rate we pay for our Seattle offices. The new arrangement accommodates our limited space requirements and reflects the current market's lower rates. Under the terms of the new lease, beginning October 1, 2002, Aptimus began paying significantly less rent for a significantly reduced amount of office space. As part of the transition, Aptimus lost the use of a majority of the leasehold improvements made in Seattle. Lease renegotiation costs and impairment of leasehold improvements of $478,000 was recorded in 2002; $377,000 relates to the net book value of the leasehold improvements being surrendered to the landlord, $25,000 relates to a cash payment and $76,000 relates to the issuance of 150,000 shares of our unregistered common stock to the Seattle landlord as compensation for amending the lease. In addition, in January 2003 we renegotiated our lease with the San Francisco landlord to substantially reduce the rental rate we pay for our San Francisco offices. No additional consideration was given to the landlord, nor were any impairment charges incurred as a consequence of the amended rental rate. No significant additional lease renegotiation costs or impairments of leasehold improvements are expected in 2003 or 2004.

      Interest expense. Interest expense in 2003 relates to capital equipment leases, the line-of-credit, and the convertible notes payable. Interest expense totaled $41,000 and $24,000 in the years ended December 31, 2003, and 2002, respectively.

      Interest Income. Interest income consists of interest income on cash and cash equivalents and short-term investments. Interest income decreased by $38,000, or 83%, to $8,000 in 2003 from $46,000 in 2002. Interest income has decreased as the balance available for investment has decreased due to use of cash for operations.

      Income Taxes. No provision for federal income taxes has been recorded for any of the periods presented due to our current loss position.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Net revenues. Our net revenues increased by $1.0 million, or 56%, to $2.9 million in the year ended December 31, 2002 from $1.9 million in the year ended December 31, 2001. The increase in revenues resulted from a $2.2 million increase in revenues from our network and a $1.2 million decrease in the discontinued FreeShop site related revenues.

      Revenue related to our network increased due to an increase in transactions taking place on the network. The quantity of transactions has increased as a result of adding more partners and clients to the network and sending more e-mails. The average number of e-mails sent per month in 2002 increased by 425% compared to the monthly average in 2001. The increase in transaction volume was tempered by a concurrent decrease in the average fee per lead of approximately 12%. Also, e-mail marketing was implemented as part of our network model in the third quarter of 2001 and did not provide revenues for an entire year in 2001. Revenue related to the FreeShop site decreased as a result of discontinuation of our consumer-direct websites.

      Sales and marketing. In the second half of 2001 and all of 2002 sales and marketing expenses consisted primarily of marketing and operational personnel costs, bad debts, and outside sales costs. In the first half of 2001 and all of 2000, sales and marketing expenses were primarily comprised of advertising costs, marketing and operational personnel costs related to developing our brand and generating visits to our websites, as well as personnel and other costs. Sales and marketing expenses decreased by $4.2 million, or 68%, to $2.0 million in 2002 from $6.2 million in 2001. The decrease in sales and marketing expenses is primarily a result of a $1.6 million reduction in advertising and public relations spending and $1.8 million in reduced payroll costs.

      Connectivity and network costs. Connectivity and network costs consist of expenses associated with the fees, maintenance and usage of our network as well as e-mail delivery costs. Such costs include e-mail delivery costs, Internet connection charges, hosting facility costs, banner ad serving fees and personnel costs. Internet and network connectivity decreased by $468,000, or 26%, to $1.3 million in 2002 from $1.8 million in 2001. This decrease resulted from the elimination of costs associated with the FreeShop site in May of 2001.

      Partner fees. Partner fees expense consists of fees to distribution partners participating in our network. Partner fees increased by $692,000, or 216%, to $1.0 million in 2002 from $321,000 in 2001. This increase resulted from approximately a 350% increase in network related revenues. Partner fees have increased at a lower rate than network revenues as a result of e-mail based campaigns. E-mail based campaigns that are sent to Company-owned lists do not have any partner fees associated with them. Also the cost of delivering the e-mails and certain third-party costs are generally deducted before calculating the fees due partners for e-mail based campaigns not sent to Company-owned lists. With the implementation of the network model advertising expenses included in sales and marketing were virtually eliminated.

      Research and development. Research and development expenses primarily include personnel costs related to maintaining and enhancing the features, content and functionality of our websites, network and related systems. Research and development expenses decreased by $1.1 million, or 66%, to $559,000 in 2002 from $1.6 million in 2001. Reductions in staff resulting from the restructuring and cost cutting efforts have reduced labor expenses by approximately $480,000 and outside services by approximately $440,000 compared to the prior year.

      General and administrative. General and administrative expenses primarily consist of management, financial and administrative personnel expenses and professional service fees. General and administrative expenses decreased by $736,000, or 30%, to $1.7 million in 2002 from $2.4 million in 2001. The two largest factors in the decrease in general and administrative expenses was a decrease in Legal, accounting and other outside service fees of approximately $260,000 and one time costs in 2001 of approximately $370,000. The one time costs in 2001 resulted from termination of an operating agreement acquired as part of the XmarksTheSpot acquisition, and costs incurred for investment banking services related to potential strategic transactions.

      Depreciation and amortization. Depreciation and amortization expenses consist of depreciation on leased and owned computer equipment, software, office equipment and furniture and amortization on intellectual property, non-compete agreements, acquired technology, work force in-place and goodwill from acquisitions. Depreciation and amortization expenses decreased by $964,000, or 43%, to $1.3 million in 2002 from $2.3 million in 2001. The decrease in depreciation is a result of assets disposed or written off in 2001 as part of the restructuring, assets becoming fully depreciated during 2002 and abandonment of some leasehold improvement costs in September 2002.

      Equity-based compensation. Equity-based compensation expenses consist of amortization of unearned compensation recognized in connection with stock options and stock grants granted to employees and directors at prices below the fair market value of our common stock. Unearned compensation is recorded based on the intrinsic value when we issue stock options to employees and directors at an exercise price below the estimated fair market value of our common stock at the date of grant. Unearned compensation is also recorded based on the fair value of the options granted as calculated using the Black-Scholes option pricing model when options or warrants are issued to advisors and other service providers. Unearned compensation is amortized over the vesting period of the option or warrant. Equity-based compensation expenses decreased by $360,000, or 97%, to $11,000 in 2002 from $371,000 in 2001. The decrease in equity-based compensation is primarily a result of the recognition of $305,000 in equity-based compensation for restricted stock grants in September 2001.

      Lease renegotiation costs and impairment of leasehold improvements. We renegotiated the lease with our Seattle landlord to substantially reduce the amount of space we lease and the corresponding rental rate we pay for our Seattle offices. As part of the transition, Aptimus lost the use of a majority of the leasehold improvements made in Seattle. Lease renegotiation costs and impairment of leasehold improvements of $478,000 was recorded in 2002; $377,000 relates to the net book value of the leasehold improvements being surrendered to the landlord, $25,000 relates to a cash payment and $76,000 relates to the issuance of 150,000 shares of our unregistered common stock to the Seattle landlord as compensation for amending the lease.

      Restructuring costs. Restructuring costs consist of costs associated with repositioning the Company as a direct marketing infrastructure provider and the discontinuance of our consumer-direct websites. The restructuring category was new for 2001, as this was the first time we undertook a restructuring. There were no restructuring costs recorded in 2002 as no further restructurings were undertaken in 2002. Amounts accrued in 2001 were paid in January of 2002 as expected and no additional amounts were incurred related to the 2001 restructuring.

      Interest expense. Interest expense in 2002 relates to capital equipment leases. Interest expense totaled $24,000 and $155,000 in the years ended December 31, 2002, and 2001, respectively. Interest expense decreased as the Imperial Bank note was paid off in August 2001 and the Fingerhut Companies note was paid off in November 2001.

      Other (income) expense, net. Other (income) expense, net, consists of interest income, gains and losses on disposal of assets and impairments on long-term investments. Other (income) expense, net, decreased by $440,000 to a $59,000 expense in 2002 from a $381,000 gain in 2001. Interest income has decreased as the balance available for investment has decreased due to use of cash for operations and a decline in interest rates. In addition to the decrease in interest income an impairment on long-term investments of $107,000 was recorded during the year.

      Income Taxes. No provision for federal income taxes has been recorded for any of the periods presented due to our current loss position.

Liquidity and Capital Resources

      Since we began operating as an independent company in June 1997, we have financed our operations primarily through the issuance of equity securities. Gross proceeds from the issuance of stock through December 31, 2003 totaled $71.0 million. As of December 31, 2003, we had approximately $2.4 million in cash, cash equivalents and short-term securities, providing working capital of $2.5 million. No off balance sheet assets or liabilities existed at December 31, 2003.

      Net cash used in operating activities was $1.2 million and $3.8 million in the years ended December 31, 2003 and 2002, respectively. Cash used in operating activities in the year ended December 31, 2003 resulted primarily from net losses, a decrease in accrued liabilities, an increase in accounts receivable and an increase in prepaid and other assets, which were partially offset by an increase in accounts payable. Cash used in operating activities in the year ended December 31, 2002 resulted primarily from net losses, a decrease in accrued liabilities and an increase in accounts receivable, which were partially offset by an increase in accounts payable and a decrease in prepaid expenses.

      Net cash provided by (used in) investing activities was $(84,000) and $1.0 million in the years ended December 31, 2003 and 2002, respectively. In the year ended December 31, 2003, $118,000 was used to acquire fixed assets, $35,000 was used to acquire intangible assets, $51,000 was provided by the sale of short-term investments and $18,000 was provided by the sale of fixed assets. In addition to these cash transaction $203,000 of computer equipment was purchased with capital leases during the year ended December 31, 2003. In the year ended December 31, 2002, $29,000 was used to purchase computer equipment, software, furniture, office equipment and to pay for leasehold improvements; $10,000 was used to purchase an intangible asset; $43,000 was received from the sale of computer equipment and furniture; and $1.0 million was received from the of sale of short-term securities.

      Net cash provided by (used in) financing activities was $3.0 million and $(168,000) in the years ended December 31, 2003 and 2002, respectively. Net cash provided by financing activities in 2003 was $2.8 million from the sale of stock in a private placement and $305,000 from the issuance of convertible notes payable. These sources of cash were offset by the repayment of $162,000 of lease obligation in the year ended December 31, 2003. Net cash used in financing activities in 2002 resulted from principle payments of $84,000 on capital leases and $89,000 in principle payment on notes payable, which were offset by $5,000 in proceeds from stock option exercises.

      We believe our current cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next two to three years. Thereafter, we may need to raise additional capital to meet our long-term operating requirements. Subject to the receipt of such additional financing, if required, on terms favorable to the Company, we anticipate achieving positive earnings and cash flows in the near future. However, there are still many challenges to achieving this goal and the achievement is by no means assured. See "Risks Related to Our Business".

      Our cash requirements depend on several factors, including the level of expenditures on advertising and brand awareness, the rate of market acceptance of our services and the extent to which we use cash for acquisitions and strategic investments. Unanticipated expenses, poor financial results or unanticipated opportunities requiring financial commitments could give rise to earlier financing requirements. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. Additional financing may not be available on terms favorable to us, or at all. The delisting from the Nasdaq SmallCap Market may make raising additional capital more difficult. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited, and we might need to significantly restrict our operations.

      The following table summarizes the contractual obligations and commercial commitments entered into by the Company, in thousands.

                                                       Capital    Operating
          Year ending December 31,                     leases      leases
          ------------------------                     -------    ---------
            2004....................................    $ 130       $  86
            2005....................................       --          62
            2006....................................       --          63
            2007....................................       --          77
                                                        -----       -----
          Total cash commitments....................    $ 130       $ 288
                                                        =====       =====

Critical Accounting Policies

      Our significant accounting policies are described in Note 2 to the financial statements included in Item 8 of this Annual Report. We believe our most critical accounting policies include revenue recognition, allowance for doubtful accounts and fixed assets.

      The Company currently derives revenue from providing lead generation activities through a network of partners and e-mail mailings. Revenue earned for lead generation through the Aptimus network is based on a fee per lead and is recognized when the lead information is delivered to the client. Revenue earned for e-mail mailings can be based on a fee per lead, a percentage of revenue earned from the mailing, or a cost per thousand e-mails sent. Revenue from e-mail mailings sent on a cost per thousand basis is recognized when the e-mail is delivered. Revenue from e-mail mailings sent on a fee per lead or a percentage of revenue earned from the mailing basis is recognized when amounts are determinable, generally when the customer receives the leads.

      Revenues generated through network partners and opt-in e-mail list owners are recorded on a gross basis in accordance with Emerging Issues Task Force consensus 99-19 (EITF 99-19). Fees paid to network partners and opt-in e-mail list owners related to these revenues were $1.4 million and $1.0 million for the years ended December 31, 2003 and 2002, respectively. These fees are shown as Partner fees on the Statement of Operations. E-mail based campaigns that are sent to Company owned lists do not have partner fees associated with them.

      The Company has valuated the guidance provided by Emerging Issues Task Force consensus 99-19 (EITF 99-19) as it relates to determining whether revenue should be recorded gross or net of the payments made to network partners and opt-in e-mail list owners. The Company has determined the recording of revenues gross is appropriate based upon the following factors:

      o     Aptimus acts as a principal in these transactions;

      o Aptimus and its customer are the only companies identified in the signed contracts;

      o Aptimus is solely responsible to the client for fulfillment of the contract;

      o Aptimus determines how the offer will be presented across the network; and

      o Amounts earned are based on leads or e-mails delivered and are not based on amounts paid to partners.

      The estimate of allowance for doubtful accounts is comprised of two parts, a specific account analysis and a general reserve. Accounts where specific information indicates a potential loss may exist are reviewed and a specific reserve against amounts due is recorded. As additional information becomes available such specific account reserves are updated. Additionally, a general reserve is applied to the aging categories based on historical collection and write-off experience. As trends in historical collection and write-offs change, the percentages applied against the aging categories are updated.

      Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized on a straight-line method over their estimated useful lives or the term of the related lease, whichever is shorter. Equipment under capital leases, which all contain bargain purchase options, is recorded at the present value of minimum lease payments and is amortized using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:

            Office furniture and equipment                  Five years

            Computer hardware and software                  Three years

            Leasehold improvements                          Three to Five years

      The cost of normal maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. Gains or losses on the disposition of assets in the normal course of business are reflected in operating expenses as part of the results of operations at the time of disposal.

      Changes in circumstances such as technological advances or changes to the Company's business model can result in the actual useful lives differing from the Company's estimates. In the event the Company determines that the useful life of a capital asset should be shortened the Company would depreciate the net book value in excess of the estimated salvage value, over its remaining useful life thereby increasing depreciation expense. Long-lived assets, including fixed assets and intangible assets other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. A review for impairment involves developing an estimate of undiscounted cash flow and comparing this estimate to the carrying value of the asset. The estimate of cash flow is based on, among other things, certain assumptions about expected future operating performance. The Company's estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance.

Recent Accounting Pronouncements

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2002 and did not have a material impact on the Company.

      In November 2002, the EITF reached a consensus on EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. EITF No. 00-21 became effective for interim periods beginning after June 15, 2003. The effect of adopting EITF 00-21 did not have a material impact on the Company's financial position, cash flows or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The disclosure provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002. The Company has adopted the disclosure provisions of SFAS No. 148.

      In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company's financial position, cash flows or results of operations.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 did not have a material impact on the Company's financial position, cash flows or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of this standard has not resulted in an impact to results of operations or financial position of the Company, as the Company has no financial instruments that fall within the scope of this standard.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      All of the Company's cash equivalents, short-term securities and capital lease obligations are at fixed interest rates and therefore the fair value of these instruments is affected by changes in market interest rates. As of December 31, 2003, however, the Company's cash equivalents and short-term securities mature within three months. As of December 31, 2003, the Company believes the reported amounts of cash equivalents, short-term securities and capital lease obligations to be reasonable approximations of their fair values. As a result, the Company believes that the market risk and interest risk arising from its holding of financial instruments is minimal.

BUSINESS

Overview

      Aptimus today is a powerful performance-based Internet advertising network. For marketers, the Aptimus Network offers a high volume, high quality platform to present their offers across a broad audience of website and e-mail distribution channels. Marketers pay only for the results they achieve on a cost per click, cost per lead, cost per acquisition, or cost per impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their exact objectives 100% of the time. For website distribution partners, the Aptimus Network generates high revenues per impression promoting compelling offers from quality brands in graphical formats that complement the partners' sites and add value for their customers. At the heart of the Aptimus Network is a proprietary, patent-pending technology and direct marketing process called Dynamic Revenue Optimization(TM), which automatically determines on a real-time basis the best marketer offers for promotion on each distribution partner's website and in each e-mail sent. The technology is designed to optimize results for Aptimus' marketer clients by placing the right offers in front of the right customers, while maximizing revenues for Aptimus' distribution partners. The Company's primary offer presentation formats include cross-marketing promotions at the point of registration, log-in or other transactional activities on websites, online advertising programs, and permission based e-mail marketing campaigns. Aptimus' current clients include many of the top 500 direct marketers, such as Procter & Gamble, Gevalia Coffee, Hewlett Packard, IBM and Forbes. Aptimus distribution partners include a broad cross-section of the Internet from CNET Networks to eDiets. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the OTCBB under the symbol APTM.

Company History

      Aptimus began in 1994 as the FreeShop division of Online Interactive, Inc. This division was spun-off from Online Interactive, Inc. in 1997 as FreeShop International, Inc., and later became FreeShop.com, Inc. FreeShop was an online direct marketing website connecting marketers and consumers in an innovative new approach made possible by the Internet. The concept was to leverage the unique qualities of the Internet to change the direct marketing paradigm and allow consumers to pick and choose the promotional offers they actually wanted from direct marketers. This site-centric approach led to the Company's growth through our initial public offering in 1999 and into 2000. The core of our business model was the lead generation business, a decades-old two-step marketing process where marketers offer a free trial, sample or information as a first step to acquiring a new customer. By the year 2000, our lead generation business was surrounded by advertising and sponsorship opportunities, which eventually grew to 65% of our revenues in the second quarter of 2000.

      During the year 2000, funding for Internet companies slowed and stock prices generally declined. Lack of funding, combined with an increased focus among Internet companies on profitability over revenue growth objectives, resulted in reduced marketing spending by Internet companies, most notably in the second half of 2000. This drop in spending had significant repercussions throughout the industry and materially affected our advertising and sponsorship businesses.

      While the Company faced major challenges in 2000 and our results suffered, we maintained our aggressive posture and focused on what we know best - online direct marketing. Toward that end, beginning in June 2000 we undertook an evaluation of all aspects of how we do business. Through this effort, we made a number of determinations and commitments that formed the basis of our strategy going forward.

      o We determined that revenue streams from advertising and sponsorship opportunities were declining quickly and would not likely return to their earlier levels for some time to come. Those revenue streams were critical to making rapid growth via our site-centric approach possible, given the high marketing and infrastructure costs of growing a website audience.

      o We determined that our lead generation core business remained strong, direct marketing in general continued to prosper, and most direct marketers recognized the importance of the Internet as a key part of their distribution mix.

      o We determined that all major sites throughout the industry would be feeling the same impacts on advertising spending, and thus would be seeking alternative revenue-generation opportunities such as results-based pricing (where fees are paid on a per-lead or other results basis).

      o We determined that our direct marketing clients could be served even better by our placement of their offers in relevant context through other companies' websites and e-mail channels, without Aptimus spending the significant resources required to continue to maintain and grow our own website audiences.

      As a result of these determinations, we made a shift to build a network strategy beginning in the Summer of 2000, placing direct marketing clients' offers in contextually relevant locations on partner websites throughout the Internet. Consistent with this new strategy, in October 2000 we renamed our company Aptimus, Inc., and christened our network the Aptimus Network.

      From the summer of 2000 to the summer of 2001, we laid the foundation for our new network business model, and also reevaluated and changed all aspects of our company in the process. We exited the website business and terminated most of the contracts that were tied to our website business. We also reduced our staff from a high of 215 to 28 at the end of 2001 primarily through restructuring plans implemented in February of 2001 and June of 2001. In addition, in November 2001 we completed a major issuer tender offer, acquiring 9,230,228 shares of our outstanding common stock, or approximately 69.87% of our outstanding shares as of November 15, 2001. The issuer tender offer was completed in order to increase the upside potential for continuing shareholders who believed in the future of online direct marketing and our Company while simultaneously allowing shareholders who desired to exit the stock to do so at a substantial premium to market prices at the time.

      As of the summer of 2001, we were a fully transitioned company focused exclusively on our network business opportunity, and poised for a turnaround in our growth. During the third quarter of 2001, our first full quarter of network focus, our network generated $140,000 in revenues. The momentum increased in the fourth quarter, where we grew to $322,000 in network revenues. Since then, we have continued to scale our business with annual revenues growing to $2.9 million in 2002 and increasing by sixty percent to $4.6 million for 2003.

      With continued positive momentum, a strong technology foundation, and a low fixed cost structure, we are on our way to realizing the power and growth potential of our network model. We hope to build on the foundation of our recent successes and develop Aptimus into an Internet survivor and category leader in online performance-based marketing technologies and services.

Industry Background

Direct Marketing

      Advertising expenditures can be broadly defined as either brand or direct marketing. Brand advertising is intended to generate brand name awareness and create a specific image for a particular company, product or service. Direct marketing involves any communication to a consumer intended to generate a specific response or action, generally a purchase of a product or service.

Traditional Direct Marketing

      Traditional direct marketing media include direct mail, telemarketing, newspaper, magazine, radio and television advertising. Although traditional direct marketing is effective and widely used, it presents a number of challenges for marketers and consumers alike. Traditional direct marketers generally lack specific and timely information on a particular consumer's immediate interests. As a result, marketers spend considerable resources on communications most consumers don't want or need. Given the costs associated with traditional direct marketing, which typically include printing, data processing, postage, assembly, labor, telecommunications, and facilities, low response rates make the process increasingly inefficient.

Online Direct Marketing

      Online direct marketing media include banner advertisements, interstitials, advertorials, text-links, pop-ups, targeted e-mail solicitations and website sponsorships. Online direct marketing is more efficient than traditional direct marketing because it requires lower production costs, and provides easier and faster customer response features. In addition, online direct marketing allows marketers to develop one-to-one relationships with customers; collect instantaneous data and feedback on marketing campaigns; and enables highly customized marketing campaigns.

      Even with these advantages, direct marketers face challenges in realizing the full potential of the Internet as a marketing medium. With millions of websites, only a fraction of which have significant audiences, it is difficult for marketers to decide where to spend their marketing budgets. Even leading brand name marketers who build their own websites must find ways to attract a sizeable audience. In addition, technological hurdles may impede conventional direct marketers from successfully extending their activities to the Internet.

The Aptimus Solution

      Aptimus believes it has developed the most powerful performance-based advertising network on the Internet today. The Aptimus Network generates high volumes of quality orders for leading marketers, by presenting their offers across a network of website distribution partners from CNET Networks to eDiets. At the same time, the Aptimus Network provides significant revenue benefits to its website partners, generating higher revenues per impression for its key formats than any other ad network, or even CPM based advertising programs.

      Marketers pay only for the results they achieve on a cost per click, cost per lead, cost per acquisition, or cost per impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their exact objectives 100% of the time.

      The Aptimus Network is focused primarily on advertising placements at the points of various transactional activities on websites where consumers are more active and, thus, more likely to respond to offers from marketers. Key formats include cross-marketing promotions at the point of registration, log-in, download or other transactional activities on websites. The Aptimus Network also includes other online advertising formats and e-mail marketing campaigns.

Dynamic Revenue Optimization(TM)

      At the core of the Aptimus Network is a proprietary, patent-pending technology and direct marketing approach called Dynamic Revenue Optimization
(DRO), which automatically determines on a real-time basis the best marketer offers for promotion on each distribution partner's website and in each e-mail sent. The technology is designed to optimize results for Aptimus' marketer clients by placing the right offers in front of the right customers, while maximizing revenues for Aptimus' distribution partners.

      In simple terms, the Company's Dynamic Revenue Optimization system measures every offer in every ad position on a revenue per impression basis. Then, offers with greater revenues per impression for that position automatically receive more exposure there, while lower performing offers receive less exposure. The analytics are continuously updated to quickly identify the performance of new offers and to adjust and improve the performance of every placement.

      Revenues per impression are determined based on response rate to each offer in each position multiplied by the fee for that response, whether the marketer is paying a fee per click, a fee per lead, or based on any other measurable outcome. This approach is more flexible and powerful than other response based systems that usually focus on one payment model exclusively, such as the cost per click approach of paid search networks.

      Because DRO depends on consumer response as a central factor, the system automatically improves the targeting of each offer based on consumer behavior, placing the right offers in front of the right customers at the right time. Because DRO also depends on the price per result paid by each marketer, a competitive environment is created that leads marketers to pay Aptimus the highest fees possible for their desired results.

Benefits to Consumers

      The Aptimus Network presents great offers from leading brands to consumers, allowing consumers to easily select and respond to the offers that are of greatest interest to them. Because the Aptimus Network prioritizes offers in each location based on actual response behavior in that location, consumers are more likely to find offers of unique interest and value to them since they are likely to have interests in common with others who have come to the same position, regardless of their demographic characteristics. In addition, the Aptimus Network prioritizes the most popular offers which also tend to offer the greatest value to consumers.

Benefits to Marketers

      Aptimus benefits marketers by offering a powerful, cost effective way to acquire new customers online. The Aptimus Network presents their offers across a broad selection of website partners, and the Company's Dynamic Revenue Optimization approach automatically determines where the best customers are for each offer. Marketers pay Aptimus solely based on the results achieved for them, on a cost per click, cost per lead, cost per order, or other payment model which makes the most sense for them. Thus, marketers can test new marketing programs with Aptimus with little to no risk, and the potential for high volume results for the best performing offers.

Benefits to website partners

      The Company believes that the Aptimus Network generates higher revenues per impression for its website distribution partners than any other ad network available today. Aptimus works closely with partners to identify key areas of their websites that have the most profit potential, and then dynamically serves targeted offers into those placements on an ongoing basis. Partners share in results achieved, and Aptimus does all of the work to manage the placements, advertiser sales, order taking, optimization, billing, etc.

      Aptimus' preferred positions are different than the targeted positions of other ad networks such as Google or aQuantive. And the Aptimus Network generates higher revenues per impression than other networks while keeping consumers at the partner's website, rather than clicking them away to the website of the sponsoring advertiser.

Strategy

      Our objective is to be the largest performance based advertising network on the Internet. We intend to achieve this objective by the following key strategies:

Grow website Distribution Partner Base

      We intend to continue to grow our website distribution network as our primary emphasis, now that we have a powerful platform and strong base of leading clients. The Aptimus Network already generates high revenues per impression. Our main emphasis is to increase those impressions. Our key target distribution partners are large website properties with significant volumes of transactional activities such as registrations, log-ins, downloads, auction bids, and other activities. We are also seeking major brand distribution partners in key interest categories to continue to attract more and new types of major brand clients.

Expand Client Base

      Aptimus provides major marketers with a cost-effective alternative to traditional direct marketing and, as a result, the Company has a significant opportunity to increase the number of direct marketing clients we serve. In particular, we are seeing more national consumer brand companies seeking Internet-based direct marketing vehicles, and we plan to initiate new relationships and expand our existing relationships with these companies. We continue to focus our sales staff to drive this client growth. We plan to continue to expand and refine the services we offer to our clients, including enhanced marketing programs, new methods of presenting offers, and expanded data-gathering options. Finally, we also offer our services to advertising and direct marketing agencies as a solution for their client companies to access consumers on the Internet.

Increase Revenues Per Impression

      Our Dynamic Revenue Optimization technology platform automatically maximizes revenues through a patent-pending algorithmic approach. Over time, as we continue to add new clients and offers, this system should automatically increase our revenues based on the impressions we receive. In addition, clients have a built-in incentive to improve their offers and the fees they pay to Aptimus per response, as the revenue results per impression for their offer will be a key factor in determining their exposure and, in turn, the volume of orders they receive. Aptimus also offers marketers tools to dynamically test new offer formats and versions, such as different graphics or text, to improve their own response rate in the Aptimus Network. While the Aptimus Network already sets revenue per impression records in many of its locations, there will always be an opportunity to increase revenues per impression even further through continuous testing and improvement.

Sales and Marketing

Client Base Development

      We sell our solutions to marketer clients primarily through a sales and marketing organization comprised of Aptimus employed sales staff based in San Francisco. As part of our strategy to increase our client base, we will expand our sales force and client account management teams on an as needed basis. In addition, Aptimus works extensively with advertising agencies, which often act as "offer aggregators" bringing multiple new clients and offers to Aptimus simultaneously. Relationships with key advertising agencies have enabled Aptimus to expand its base of clients and offers more rapidly, without having to expand its internal sales team as quickly or as much as might otherwise be required.

Partner Base Development

      Aptimus has a dedicated business development team who target and offer websites the opportunity to participate in the Aptimus Network. Aptimus business development staff and account managers work closely with our partner websites to determine the most advantageous offer placements and presentation formats, often monetizing previously untapped content and traffic. We continually and dynamically analyze consumer response to offers presented on distribution partner websites in order to optimize results. We also experiment with multiple overall presentation formats and placements to maximize revenues for our distribution partners.

Operations and Technology

      We have implemented a broad array of offer presentation, dynamic optimization, customer service, transaction processing and reporting systems using both proprietary and licensed technologies. The Aptimus Network resides on a proprietary platform that is flexible, reliable and scalable. It can support millions of consumers and large numbers of marketer clients and website distribution partners. Aptimus' proprietary network has been developed using both data and process engineering approaches to ensure a comprehensive and reliable architecture. Aptimus has filed a non-provisional patent application with the US Patent and Trademark Office that covers our proprietary offer rotation engine as a whole as well as its various unique component parts. The Aptimus Network technology has been created with four foundation goals in mind:

            Flexibility: The network is built entirely in Java, HTML, and XML, and is intended to run across all platforms and networks.

            Compatibility: To support the network, we have designed our offer presentation formats to scale easily across partner websites with a minimum of technical integration required.

            Reliability: We have conducted millions of transactions across our network of partner sites with a negligible failure rate. All our data transfers are conducted according to industry-standard security protocols, including Secure Sockets Layer (SSL).

            Scalability: All of our technologies are designed for rapid, complete deployment across a large number of distribution partners. We leverage existing transactional implementations at our distribution partner websites to speed the integration process.

      The Aptimus Network technology has been designed to evolve with the business and the Internet marketplace.

Competition

      While we believe that our proprietary technology offers us a significant advantage over any potential competition in our specific areas of focus, we nonetheless face competition from other online advertising and direct marketing networks for client advertising budgets. Given our results based approach and the large budgets of most of our clients, many of our contracts are effectively unlimited in scale such that our clients can and do work with Aptimus and multiple other sources simultaneously for online marketing and customer acquisition. Other online advertising networks and performance based marketing providers that marketers might work with include ValueClick, Google, MaxWorldwide, aQuantive, AskJeeves, FindWhat and Advertising.com, some of which are also partners or clients of Aptimus.

      Aptimus also competes indirectly for Internet advertising revenues in general with large Web publishers and Web portals, such as America Online, Microsoft Network, and Yahoo!, all of which would also be strong distribution partners for the Aptimus Network.

Seasonality

      Aptimus is subject to seasonal fluctuations. Direct marketers generally increase their customer acquisition efforts in the third quarter and early fourth quarter more than at any other time of the year. Further, in the United States Internet user traffic typically subsides during the summer months. Expenditures by advertisers and direct marketers also tend to reflect overall economic conditions as well as individual budgeting and buying patterns of marketers.

Intellectual Property

      We regard our copyrights, service marks, trademarks, pending patents, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark, patent and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, independent contractors, partners and others to protect our intellectual property rights. We have registrations or pending registrations of the trademark "Aptimus" and "The Aptimus Network" in the United States, Australia, Canada, China, the European Union, and New Zealand. We also have a pending non-provisional patent application in the United States and under the Patent Cooperation Treaty for protection in the PCT member states that covers our proprietary offer rotation engine as a whole as well as its various unique component parts.

      We have registered a number of domain names, including aptimus.com among others. Internet regulatory bodies regulate domain names. The regulation of domain names in the United States and in foreign countries is subject to change in the future. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe on or otherwise decrease the value of our trademarks and other proprietary rights.

      Aptimus may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any such license on commercially reasonable terms, if at all, or guarantee that rights granted by any licenses will be valid and enforceable.

Financial Information About Geographic Areas

      For the years ended December 31, 2003, 2002 and 2001 revenues attributable to the United States have been $4.6 million, $2.8 million and $1.7 million, or 100%, 97%, and 93%, respectively. For the past three fiscal years all long-lived assets of the Company have been located in the United States.

Employees

      As of February 13, 2004, Aptimus had a total of 25 employees. The current employee mix includes 13 in sales and marketing, 7 in technology and development, and 5 in finance and administration. Unions represent none of our employees. We consider relations with our employees to be good.

PROPERTIES

      The Company currently occupies 9,677 square feet in a leased facility in Seattle, Washington and 4,451 square feet in a leased facility in San Francisco, California. The current lease in Seattle expires in May 2004, and the current lease in San Francisco expires in December 2007. The Company is actively considering alternatives in respect to its Seattle lease and anticipates securing adequate lease space in the Seattle area on favorable terms for the period commencing after the May 2004 expiration of its current lease. The leased facilities are adequate for the Company's needs.

LEGAL PROCEEDINGS

      We are not engaged in any material litigation at this time.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information, as of February 13, 2004, regarding our directors, executive officers and key employees:

--------------------------------------------------------------------------------
        Name                  Age                    Position
--------------------------------------------------------------------------------
Timothy C. Choate             38    Chairman, Chief Executive Officer, President
--------------------------------------------------------------------------------
John B. Balousek(1)           58    Director
--------------------------------------------------------------------------------
Robert W. Wrubel(1)           43    Director
--------------------------------------------------------------------------------
Eric Helgeland(1)(2)          46    Director
--------------------------------------------------------------------------------
John A. Wade                  41    Chief Financial Officer
--------------------------------------------------------------------------------
David H. Davis                45    General Counsel/Secretary
--------------------------------------------------------------------------------

(1) Member of the audit committee and compensation committee each of which is independent as that term is used in Item 7(d)(3)(IV) of schedule 14A.

(2)   Audit committee financial expert.

Board of Directors

Timothy C. Choate

      With more than 16 years of management experience in the Internet and computer industries, Aptimus Founder Timothy C. Choate is a renowned industry expert in online direct marketing and an eCommerce pioneer. He has been chairman, president and CEO of Aptimus since 1998. Prior to Joining Aptimus, Mr. Choate served as a vice president of Micro Warehouse. In 1994, he co-founded Online Interactive, Inc., the former parent company of Aptimus, and was its chairman, president and CEO until June 1997. Before 1994, Mr. Choate was president of Softdisk Publishing LLC, a software publishing company. His experience includes working as senior marketing manager at Prodigy, an Internet access and content provider; and developing and launching the New Products Division for Business Week, a division of the McGraw-Hill Companies, Inc. Mr. Choate serves on the boards of directors of Digital River, Inc. (NASDAQ:DRIV), a leading e-commerce services provider; Laplink, Inc., an internet file transfer company; and the Julia Morgan Center for the Arts, a center for arts performance and education programs. Mr. Choate earned a Bachelor of Science in economics, with a concentration in marketing and entrepreneurial management, from the Wharton School of Business at the University of Pennsylvania.

John B. Balousek

      John B. Balousek has served as a director since February 1999. In 1998 Mr. Balousek co-founded PhotoAlley.com, an online retailer of photographic equipment, supplies and services. From 1979 to 1997, Mr. Balousek served in various positions, including President and Chief Operating Officer and Director of Foote, Cone & Belding Communications, Inc., a global advertising and communications company. In 1996, Mr. Balousek served as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive service of True North Communications, Foote, Cone & Belding's parent company. In addition to Aptimus, Mr. Balousek currently serves as a director for Central Garden and Pet. Co., a publicly-held manufacturer, marketer and distributor of garden supplies and pet products; Interland Corp., a publicly-held Internet hosting and business services company; EDB Holdings, Inc., a privately-held holding company; and Master Replicas, a privately-held manufacturer, marketer and distributor of authentic movie replicas. Mr. Balousek holds a Bachelor of Arts degree in Journalism from Creighton University and a graduate degree from Northwestern University.

Robert W. Wrubel

      Robert W. Wrubel has served as a director since November 2001. Mr. Wrubel is currently the founder and Chairman of Whole Body, Inc., a start up company that began operations in August 2002. From June 2001 to July 2002, Mr. Wrubel was an Entrepreneur-in-residence at Highland Capital Partners, a venture capital firm, where he identified new venture investments and developed start-up ideas into viable business opportunities. Prior to that Mr. Wrubel was with Ask Jeeves, Inc. from May 1998 to May 2001, where he served as Chief Executive Officer, President and Vice President of Market Development. While at Ask Jeeves, Mr. Wrubel grew the company from a 15-employee technology start-up to a public software and services company of 425 employees. Mr. Wrubel built the Ask Jeeves website into one of the top twenty most visited sites on the Internet and developed its Business Solutions Group into a leading provider of customized natural language services for major corporate clients, including Dell Computers, Datek, Radio Shack, Ford Motor Co, Chrysler and British Telecommunications. From 1993 to 1998, Mr. Wrubel served in various positions, including Chief Operating Officer and Vice President of Product Development for Knowledge Adventure, Inc., a leading educational software company. Prior to that, Mr. Wrubel worked as a managing editor of Financial World Magazine and was the founding publisher and editor of High Tech Tomorrow. Mr. Wrubel holds a Bachelor of Arts in History and Economics from Yale University.

Eric Helgeland

      Eric Helgeland has served as a director since November 2002. Mr. Helgeland currently serves as a project manager with Treasury Strategies, Inc., a position he has held since 2000, where he provides marketing, business development and M&A consulting services to a variety of public and private companies. From 1998 to 2000, Mr. Helgeland served as Vice President of Business Development for Fingerhut, managing and directing new customer acquisition efforts and M&A activities for the Federated Department Stores subsidiary. From 1995 to 1998, Mr. Helgeland served as President and CEO of Intersect, Inc. and later, Tactician Consulting, companies engaged in marketing and distribution planning and software development. Mr. Helgeland began his career in managerial positions with First Chicago, Household International and National Westminster Bank. Mr. Helgeland holds a Bachelor of Arts degree in Economics from Northwestern University.

Director and Executive Compensation

Director Compensation

      Directors of the Company do not receive cash compensation for their services as directors or members of committees of the Board, but are reimbursed for their reasonable expenses incurred in attending Board or Committee meetings.

      The Company's 2001 Stock Plan, as amended (the "Stock Plan"), permits the grant of restricted shares of our Common Stock and options for the purchase of shares of our Common Stock to, among others, directors of the Company. In accordance with the Stock Plan, the following four (4) grants were made to Tim Choate in 2003: 8,750 shares in January 2003, 50,000 shares in March 2003, 5,367 shares in April 2003 and 25,000 shares in August 2003. In addition, directors Robert W. Wrubel and Eric Helgeland each received a grant of 25,000 shares, and director John D. Balousek received a grant of 75,000 shares, in March 2003.

Compensation Committee Interlocks and Insider Participation

      The Company's Compensation Committee is currently composed of Messrs. Balousek, Wrubel and Helgeland. No member of the Compensation Committee is an officer or employee of the Company. The Compensation Committee, however, did not meet during the fiscal year ended December 31, 2003, and the Board performed the duties otherwise performed by the Compensation Committee. Timothy C. Choate, the Company's Chief Executive Officer and President, recused himself and did not participate in the Board's discussions and voting in respect to option grants made to Mr. Choate during the fiscal year, but otherwise participated in Board discussions and voting in respect to all other option grants during the fiscal year ended December 31, 2003.

      No executive officer of the Company serves as a member of the Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board. In addition, no interlocking relationship exists between any member of the Company's Board and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Interlocks and Insider Participation

      The Company's Compensation Committee is currently composed of Messrs. Balousek, Wrubel and Helgeland. No member of the Compensation Committee is an officer or employee of the Company. The Compensation Committee, however, did not meet during the fiscal year ended December 31, 2003, and the Board performed the duties otherwise performed by the Compensation Committee. Timothy C. Choate, the Company's Chief Executive Officer and President, recused himself and did not participate in the Board's discussions and voting in respect to option grants made to Mr. Choate during the fiscal year, but otherwise participated in Board discussions and voting in respect to all other option grants during the fiscal year ended

      No executive officer of the Company serves as a member of the Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board. In addition, no interlocking relationship exists between any member of the Company's Board and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

      The following table sets forth the compensation paid to the Company's Chief Executive Officer and two most highly compensated executive officers for the years ended December 31, 2001, 2002 and 2003.

Summary Compensation Table

                                                                                          Long-Term Compensation

                                                            Annual Compensation            Securities Underlying
                                                          -----------------------        -------------------------
                                                                                                        Restricted
Name and Principal Position                                Salary           Bonus        Options          Stock
-----------------------------                             --------          -----        -------        ----------
Timothy C. Choate                       2003              $179,633            $0          89,117
President and Chief Executive           2002               176,250             0         200,000
Officer                                 2001               150,000             0
                                                                                                        100,000(1)

John A. Wade                            2003              $147,467            $0          47,033
Vice President, Finance and             2002               152,500             0
Chief Financial Officer                 2001               135,000             0         150,000         30,000(1)

David H. Davis                          2003              $140,193            $0          45,717
Vice President, Business                2002               136,790             0          12,500
Development, Secretary and              2001               138,125             0         125,000         30,000(1)
General Counsel

(1) Reflects a restricted stock grant under the Company's 2001 Stock Plan. The restricted stock was sold in the Company's issuer tender offer that closed in November 2001.

      The following table sets forth certain information regarding stock option grants to the Company's Chief Executive Officer and two most highly compensated executive officers during the year ended December 31, 2003. The potential realizable value is calculated based on the assumption that the Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of its term. These numbers are calculated based on SEC requirements and do not reflect the Company's projection or estimate of future stock price growth. Potential realizable values are computed by:

      o multiplying the number of shares of Common Stock subject to a given option by the exercise price;

      o assuming that the aggregate stock value derived from that calculation compounds at the annual five percent (5%) or ten percent (10%) rate shown in the table for the entire ten-year term of the option; and

      o     subtracting from that result the aggregate option exercise price.

                              Option Grants in 2003

                                              Individual Grants
                          ----------------------------------------------------------
                                                                                          Potential Realizable Value
                                          % Of Total                                      At Assumed Annual Rates Of
                           Number Of        Options                                      Stock Price Appreciation For
                          Securities      Granted To                                             Option Term
                          Underlying     Employees In       Exercise                     ----------------------------
                            Options       Fiscal Year        Price        Expiration
Name                        Granted           (1)         (Per Share)        Date             5%                 10%
-----------------         ----------     ------------     -----------     ----------        ------             ------
Timothy C. Choate           8,750(2)         1.4%           0.55(3)        01/06/13          3,027              7,670

Timothy C. Choate          50,000(4)         7.8%           0.28(5)        03/26/13          8,805             22,312

Timothy C. Choate           5,367(2)         0.8%           0.31(5)        04/01/13          1,046              2,652

Timothy C. Choate          25,000(2)         3.9%           0.00(6)        08/20/13         25,248             40,203

David H. Davis              6,710(2)         1.0%           0.55(3)        01/06/13          2,321              5,882

David H. Davis             35,000(4)         5.4%           0.28(5)        03/26/13          6,163             15,619

David H. Davis              4,007(2)         0.6%           0.31(5)        04/01/13            781              1,980

John A. Wade                7,500(2)         1.2%           0.55(3)        01/06/13          2,594              6,574

John A. Wade               35,000(4)         5.4%           0.28(5)        03/26/13          6,163             15,619

John A. Wade                4,533(2)         0.7%           0.31(5)        04/01/13            884              2,240

(1) During 2003, options to purchase stock and grants of restricted stock collectively totaling 642,672 shares were issued to employees.

(2) Represents options vesting according to the following schedule: 100% at issue

(3) The exercise price per share was equal to the fair market value of the Common Stock on the date of grant as reported by the Nasdaq Small-Cap Market.

(4) Represents options vesting according to the following schedule: three-year term, quarterly vesting.

(5) The exercise price per share was equal to the fair market value of the Common Stock on the date of grant as reported by the Nasdaq OTCBB.

(6) Option grant in recognition of Mr. Choate personally guaranteeing the Company's line of credit debt.

Option Exercises and Fiscal Year End Values

      The following table sets forth for our Chief Executive Officer and two most highly compensated executive officers the number of shares acquired upon exercise of stock options during the year ended December 31, 2003 and the number of shares subject to exercisable and unexercisable stock options held at December 31, 2003.

                       Aggregated Option Exercises in 2003
                           and Year-End Option Values

                                                              Number Of Securities
                                                             Underlying Unexercised            Value Of Unexercised In-The-
                                                                    Options At                 Money Options At December 31,
                                                                December 31, 2003                        2003(1)
                                Shares                   -------------------------------      ------------------------------
                             Acquired On      Value
Name                           Exercise     Realized     Exercisable       Unexercisable      Exercisable      Unexercisable
-----------------            -----------    --------     -----------       -------------      -----------      -------------
Timothy C. Choate                    --           --        236,167            54,950          $900,407           $214,324

David H Davis                        --           --        176,214            37,003           566,508            132,431

John A. Wade                     16,000      $67,657        212,148             9,885           704,673             27,537

(1) The value of unexercised in-the-money options at December 31, 2003 is based on $4.25 per share, the closing price of the Common Stock at such time, less the exercise price per share.

Option Plan Info

      Effective June 30, 1997, the Company approved the 1997 Stock Option Plan (the 1997 Plan) to provide for the granting of stock options to employees, directors and consultants of the Company to acquire ownership in the Company and provide them with incentives for their service. Under the terms of the 1997 Plan, 788,613 shares of common stock remain unissued and not subject to options and have been reserved for issuance to plan participants.

      Effective June 12, 2001 the shareholders approved the 2001 Stock Plan (the 2001 Plan) to provide for the granting of stock options and restricted stock to employees, directors and consultants of the Company to provide them with incentives for their service. Under the terms of the 2001 Plan, 915,998 shares of common stock remain unissued and not subject to options and have been reserved for issuance to plan participants.

      The Plans are administered by the Board of Directors of the Company, which determines the terms and conditions of the options or restricted stock shares granted, including exercise price, number of shares granted and the vesting period of such shares. The maximum term of options is ten years from the date of grant. The options are generally granted at the estimated fair value of the underlying stock, as determined by the Board of Directors, on the date of grant. As of December 31, 2003, options to purchase 788,613 and 915,998 shares of common stock were available for future grant under the 1997 Plan and the 2001 Plan, respectively. During 2001, 635,000 shares of restricted stock were issued to the Board of Directors and certain members of senior management that by its terms became fully vested as a result of the tender offer. For the years ended December 31, 2001, 2002 and 2003, $304,000, $1,000 and zero, respectively, of deferred compensation was recorded for options and restricted stock grants for which the exercise price was lower than the fair market value at the date of grant. The deferred compensation recognized is amortized over the vesting period of the related options in accordance with Financial Accounting Standards Board interpretation No. 28. During the year ended December 31, 2001 $281,000 of unamortized deferred compensation was reversed due to forfeitures of options. No such reversals were made in the years ended December 31, 2002 and 2003.

Indemnification and Limitation of Director and Officer Liability

      Our articles of incorporation and our bylaws limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as a director, except liability for:

      o acts or omissions involving intentional misconduct or knowing violations of law;

      o     unlawful distributions; or

      o transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

      Our articles of incorporation also provide that we may indemnify any individual made a party to a proceeding because that individual is or was a director or officer of ours, and this right to indemnification will continue as to an individual who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors or administrators. Any subsequent repeal of or modification to our articles of incorporation will not adversely affect any right of a director or officer of ours who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and therefore unenforceable.

Our articles of incorporation provide that we will indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by law. Our directors, officers and employees also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by Aptimus for such purpose.

      In addition, the Company has entered into indemnification agreements with each of its directors and certain of its officers containing provisions that may require it, among other things, to indemnify its directors and such officers against liabilities that may arise by reason of their status or service as directors and such officers, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Employment Agreements

      We do not have employment agreements with any of our employees, nor do we have key-person insurance for any of our employees.

RELATED PARTY TRANSACTIONS

      During the year ended December 31, 2001, the Company repurchased all shares of common stock held by Fingerhut (see Note 10).

      In June 2001, certain assets of the Company's suspended Desteo operation were sold to an entity controlled by relatives of the Company's CEO, Tim Choate. Mr. Choate had no involvement in negotiating the terms of the sale. The sale, which is in form substantially similar to the Company's earlier sale of certain of its FreeShop-related assets to Altura International, Inc., was on an earn-out basis in which the obligations of the purchaser are secured by the assets sold. To date no amounts have been received under this agreement, as the purchasing company has not earned any amounts from the site.

      In May 2002, 23,600 shares of our common stock were purchased from a departing executive officer, on a ratable basis, by four of the Company's executive officers for total purchase consideration of $27,376. To facilitate this transaction the Company loaned each of the four executive officers the $6,844 necessary to purchase their respective shares. The notes receivable bear interest at the prime rate, are secured by the stock purchased with the loan proceeds and are non-recourse. The terms of the notes receivable call for repayment on the earlier of demand by the Company or the self-initiated, voluntary termination of employment by the executive officer. The terms also call for the loan to be forgiven on the earlier of two years, the merger or sale of the Company, the filing of a bankruptcy petition by or against the company or election by the Company Board of Directors in its sole discretion. The notes remain in full force and effect. However, due to the flexibility of the note terms, the Company felt the value of the notes should not be reflected on the balance sheet. The value of these notes of $27,376 was expensed as compensation expense in September 2002. In June 2003, 5,900 of the shares outstanding were cancelled along with $6,844 of notes receivable as a result of one of the executive officers leaving the Company.

      In July 2003 Timothy C. Choate, the CEO, and Robert W. Wrubel, a director, participated in the convertible note payable (Note 8) in the amount of $50,000 and $15,000, respectively. In connection with the convertible note Mr. Choate and Mr. Wrubel received warrants for 20,835 and 6,250 shares of common stock, respectively at an exercise price of $0.50 per share. These warrants have a five-year term.

      In August 2003 Timothy C. Choate was granted an option for 25,000 shares of common stock at an exercise price of $0.00 per share in recognition for his guaranteeing the Company's line-of-credit debt (Note 6).

PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information known to the Company with respect to the beneficial ownership of its Common Stock as of February 13, 2004, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company's four most highly compensated executive officers, and (iv) all directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

   Directors, Named Executive Officers                   Number of Shares           % of Total Shares
         and 5% Shareholders(1)                       Beneficially Owned(2)              Owned(3)
-----------------------------------------             ---------------------         -----------------
Timothy C. Choate(4)                                         1,801,067                    32.38%

John B. Balousek(5)                                            100,875                     1.90%

Robert W. Wrubel(6)                                             90,625                     1.71%

Eric Helgeland(7)                                               47,876                     *

David H. Davis(8)                                              191,570                     3.55%

John A. Wade(9)                                                225,198                     4.14%

Harvey I. Houtkin(10)                                          354,000                     6.78%

Austin W. Marxe & David M. Greenhouse(11)                      542,290                    10.39%

All directors and  executive officers                        2,457,211                    39.59%
 as a group (6 persons)(12)

* Represents beneficial ownership of less than one percent (1%) of the Common Stock.

(1) Unless otherwise indicated, the address of each beneficial owner is that of the Company.

(2) Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common Stock subject to options currently exercisable, or exercisable within 60 days after February 13, 2004, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership for any other person.

(3) Based upon an aggregate of 5,217,683 shares of the Company's Common Stock issued and outstanding as of February 13, 2004.

(4) Represents 1,154,865 shares held by Mr. Choate directly, 301,000 shares held by trusts established for Mr. Choate's children, and 345,202 shares that Mr. Choate has a right to acquire pursuant to options exercisable within 60 days of February 13, 2004.

(5) Represents 100,875 shares that Mr. Balousek has a right to acquire pursuant to options exercisable within 60 days of February 13, 2004.

(6) Represents 90,625 shares that Mr. Wrubel has a right to acquire pursuant to options exercisable within 60 days of February 13, 2004.

(7) Represents 1,001 shares held by Mr. Helgeland directly and 46,875 shares that Mr. Helgeland has a right to acquire pursuant to options exercisable within 60 days of February 13, 2004.

(8) Represents 5,900 shares held by Mr. Davis directly and 185,670 shares that Mr. Davis has a right to acquire pursuant to options exercisable within 60 days of February 13, 2004.

(9) Represents 5,900 shares held by Mr. Wade directly and 219,298 shares that Mr. Wade has a right to acquire pursuant to options exercisable within 60 days of February 13, 2004.

(10) Mr. Houtkin is a passive investor in the Company. His address is: 160 Summit Avenue, Montvale, NJ 07645.

(11) Messrs. Marx and Greenhouse are passive investors in the Company. They share sole voting and investment power over 88,800 shares of common stock owned by Special Situations Technology Fund, L.P. and 453,490 shares of common stock owned by Special Situations Technology Fund II, L.P. Their address is: 153 E. 53rd Street, 55th Floor, New York, NY 10022.

(12) Represents 1,468,666 shares held by all the current directors and executive officers and 988,545 shares current directors and executive officers have a right to acquire pursuant to options exercisable within 60 days of February 13, 2004.

DESCRIPTION OF CAPITAL SECURITIES

The following is a summary of provisions of our capital securities.

      Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

Common Stock

      Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The articles of incorporation do not authorize cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences of any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share in proportion to the percentage of their ownership all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of shares of common stock have no preemptive or conversion rights or other such rights, and there are no redemption or sinking fund provisions that apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock in this offering will be fully paid and nonassessable.

Preferred Stock

      In June 1997, we designated 1,935,484 shares of Series A convertible preferred stock, all of which was issued and later converted into common stock in July 1997. In May 1999, we designated 1,250,000 shares of Series B convertible preferred stock, of which 877,967 shares were issued and later converted into common stock in October 1999.

      On March 12, 2002 we designated 10,000 shares of Series C convertible preferred stock and declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock. The dividend was paid to the shareholders of record on March 29, 2002 (the "Record Date"), and with respect to shares of common stock issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase one one-thousandth of a share of Series C Preferred Stock, no par value per share (the "Preferred Shares"), at a price of $15.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

      Currently, the Rights are attached to all certificates representing outstanding shares of common stock. The Rights will separate from the shares of common stock upon the earliest to occur of (i) a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of the outstanding shares of common stock (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) 10 days (or such later date as our Board of Directors may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of shares of common stock causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person." Entities owning 15% or more of shares of common stock as of March 29, 2002 have been specifically excluded from the definition of "Acquiring Person," provided that they will become an Acquiring Person if they individually acquire shares of common stock in excess of 1% of their current beneficial ownership. The date that a person or group becomes an Acquiring Person is the "Shares Acquisition Date."

      Until the Distribution Date, the Rights will be transferred with and only with the shares of common stock. Prior to the Distribution Date (or earlier redemption or expiration of the Rights) new common stock certificates will contain a notation incorporating Rights. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of shares of common stock as of the close of business on the Distribution Date (and to each initial record holder of certain shares of common stock issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

      The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 29, 2012, unless earlier redeemed by us as described below.

      In the event that any person becomes an Acquiring Person or an Affiliate or Associate thereof, (except pursuant to a tender or exchange offer which is for all outstanding shares of common stock at a price and on terms which a majority of certain members of the Board of Directors determines to be adequate and in the best interests of the Corporation, its shareholders and other relevant constituencies, other than such Acquiring Person, its affiliates and associates (a "Permitted Offer")), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon exercise the number of shares of common stock or of one one-thousandth of a share of Preferred Shares (or, in certain circumstances, other securities of the Corporation) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.

      In the event that, at any time following the Shares Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 50% of our assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any Affiliate or Associate or any other person in which such Acquiring Person, Affiliate or Associate has an interest or any person acting on behalf of or in concert with such Acquiring Person, Affiliate or Associate, or, if in such transaction all holders of shares of common stock are not treated alike, any other person, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring company (or in certain circumstances, its parent) having a value equal to two times the exercise price of the Right. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

      The Purchase Price payable, and the number of Preferred Shares, shares of common stock or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of common stock or a stock dividend on the shares of common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

      Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to the greater of (i) a minimum preferential liquidation payment of $1,000 per share and (ii) an aggregate payment per share of at least 1,000 times the aggregate payment made per share of common stock. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to six full quarterly dividends or more, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the shares of common stock until all cumulative dividends on the Preferred Shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Corporation, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

      At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, and under certain other circumstances, we may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price") which redemption shall be effective upon the action of the Board of Directors. Additionally, following the Shares Acquisition Date, we may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving us in which all holders of shares of common stock are treated alike but not involving an Acquiring Person or its Affiliates or Associates. The payment of the Redemption Price may be deferred under certain circumstances as contemplated in the Rights Agreement.

      All of the provisions of the Rights Agreement may be amended by our Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the rights agreement governing the Rights may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Corporation, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders of the Corporation, shareholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

      Subject to the provisions of the articles of incorporation and limitations prescribed by law, our Board of Directors has the authority to issue, without further vote or action by the shareholders, up to [6,804,516] additional shares of preferred stock in one or more series. The board has the authority to fix the rights, preferences, privileges and restrictions of the shares of each series, including dividend rights, convertibility, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series and the designation of such series. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Anti-Takeover Effects of Charter and Bylaws Provisions and the Washington Business Corporation Act

      Our articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control. Neither the articles of incorporation nor the bylaws provide for cumulative voting in the election of directors. Furthermore, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede any attempt to change control of Aptimus.

      Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in certain significant business transactions with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an Acquiring Person) for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Transactions prohibited by this statute include, among others:

      o a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person;

      o termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares; or

      o allowing the Acquiring Person to receive any disproportionate benefit as a shareholder.

      After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A public corporation may not "opt out" of this statute. This provision may have the effect of delaying, deferring or preventing a change in control of Aptimus.

          MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Price Range of Common Stock

      The Company's Common Stock (the "Common Stock") was quoted on the Nasdaq National Market under the symbol "FSHP" from our initial public offering on September 27, 1999 through October 23, 2000. From October 24, 2000 through September 30, 2002 the Common Stock was quoted on the Nasdaq National Market under the symbol "APTM." From October 1, 2002 to March 6, 2003 the Common Stock was quoted on the Nasdaq Small-Cap Market under the symbol "APTM." Since March 7, 2003, the Common Stock has been trading on the OTCBB under the symbol "APTM.OB." Prior to September 27, 1999, there was no public market for our common stock. The following table shows the high and low closing sale prices for our common stock as reported on the Nasdaq National Market, the Nasdaq Small-Cap Market and the OTCBB for the periods indicated:

                                                          High          Low
                                                        --------      --------

     Year Ended December 31, 2002
       First quarter...............................     $   2.25      $   0.50
       Second quarter..............................     $   2.00      $   1.05
       Third quarter...............................     $   1.45      $   0.66
       Fourth quarter..............................     $   0.86      $   0.48
     Year Ended December 31, 2003
       First quarter...............................     $   0.65      $   0.28
       Second quarter..............................     $   0.60      $   0.31
       Third quarter...............................     $   1.10      $   0.40
       Fourth quarter..............................     $   5.45      $   0.60

      As of February 13, 2004, there were approximately 164 holders of record of the Common Stock and 5,217,683 shares of the Common Stock outstanding.

      The Company has never paid cash dividends on the Common Stock and does not intend to pay cash dividends on the Common Stock in the foreseeable future. The Company's board of directors intends to retain any earnings to provide funds for the operation and expansion of the Company's business.

Recent Sales of Unregistered Securities

      In July 2003, the Company completed raising $305,000 pursuant to the terms of a Convertible Promissory Note, which will pay interest of 6% per annum, but can be converted to shares of common stock at the option of the holder at a fixed price of $0.80 per share. The note has a 36-month term. Principal and accrued interest is payable quarterly, commencing one year from the closing date. In addition to the notes, the Company issued to the investors warrants to purchase a total of 127,094 shares of common stock for $0.50 per share. The warrants have a term of five years. The notes and warrants were issued only to accredited investors in reliance upon the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) under the Securities Act.

      In December 2003, the Company completed a $2.75 million private placement investment with accredited investors Apex Capital, LLC and Special Situations Technology Funds. The Company sold the accredited investors 776,690 shares of unregistered Aptimus, Inc. common stock at a price of $3.55 per share. The shares were issued in reliance upon the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) under the Securities Act.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our shares of common stock is Mellon Investor Services, LLC, 520 Pike Street, Seattle, Washington 98101, telephone
(206) 674-3030.

PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling shareholders. When we refer to selling shareholders, we intend to include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, the Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

      The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against some liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

      Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      Upon being notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) of the Act, disclosing:

      o the name of each selling shareholder(s) and of the participating broker-dealer(s),

      o     the number of shares involved,

      o     the price at which the shares were sold,

      o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

      o that the broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and

      o     other facts material to the transaction.

      In addition, upon being notified by any selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

LEGAL MATTERS

      Dorsey & Whitney LLP, Seattle, Washington, will pass upon the validity of the shares of our common stock being offered hereby.

EXPERTS

      The financial position of Aptimus, Inc. as of December 31, 2003 and 2002, and the results of operations and its cash flows for each of the three years ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 covering the shares being sold in this offering. We have not included in this prospectus some information contained in the registration statement, and you should refer to the registration statement, including exhibits and schedules filed with the registration statement, for further information.

      Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the description contained in this prospectus is subject to the terms and conditions of such contract or document. You must review the exhibits themselves for a complete understanding of the contract or document.

      You may review a copy of the registration statement from the public reference section of the Securities and Exchange Commission in Room 1024, Judiciary Plaza, 450 - 5th Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials at prescribed rates from the public reference section at the Commission, Room 1024, Judiciary Plaza, 450 - 5th Street, N.W., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Securities and Exchange Commission maintains a Website on the Internet at the address http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants, such as Aptimus, that file electronically with the Securities and Exchange Commission.

      You may read and copy any reports, statements or other information that we file with the Commission at the addresses indicated above, and you may also access them electronically at the website set forth above. These Commission filings are also available to the public from commercial document retrieval services.

                                  APTIMUS, INC.

                          INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS:

     Balance Sheets..........................................................F-o

     Statements of Operations................................................F-o

     Statement of Stockholders' Equity (Deficit).............................F-o

     Statements of Cash Flows................................................F-o

     Notes to Financial Statements...........................................F-o

                                  APTIMUS, INC.

                                  BALANCE SHEET
                                 (in thousands)

                            ASSETS
                                                                  December 31,
                                                             ---------------------
                                                               2002         2003
                                                             --------     --------
Cash and cash equivalents ...............................    $    667     $  2,368
Accounts receivable, net ................................         530          919
Prepaid expenses and other assets .......................         159          166
Short-term investments ..................................          51           --
                                                             --------     --------
          Total current assets ..........................       1,407        3,453
Fixed assets, net of accumulated depreciation ...........         440          408
Intangible assets, net ..................................          24           30
Long-term investments ...................................          40           40
Deposits ................................................          30           44
                                                             --------     --------
                                                             $  1,941     $  3,975
                                                             ========     ========
            LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable ........................................    $    297     $    636
Accrued and other liabilities ...........................         344          259
Current portion of capital lease obligations ............          68          101
                                                             --------     --------
          Total current liabilities .....................         709          996
Convertible notes payable, net of unamortized discount ..          --          267
                                                             --------     --------
          Total liabilities .............................         709        1,263
                                                             --------     --------
Commitments and contingent liabilities (note 9)
Shareholders' equity Common stock, no par value; 100,000
  Shares authorized, 4,221 and 5,213 issued and
  outstanding at December 31, 2002 and 2003, respectively      60,282       63,098
Additional paid-in capital ..............................       2,506        2,679
Deferred stock compensation .............................          (2)          --
Accumulated deficit .....................................     (61,554)     (63,065)
                                                             --------     --------
          Total shareholders' equity ....................       1,232        2,712
                                                             --------     --------
                                                             $  1,941     $  3,975
                                                             ========     ========

   The accompanying notes are an integral part of these financial statements.

                                  APTIMUS, INC.

                             STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                          Year ended December 31,
                                                   ------------------------------------
                                                     2001          2002          2003
                                                   --------      --------      --------
Net revenues .................................     $  1,874      $  2,915      $  4,571
Operating expenses:
  Sales and marketing ........................        6,185         1,971         1,288
  Connectivity and network costs .............        1,780         1,312         1,023
  Partner fees ...............................          321         1,013         1,436
  Research and development ...................        1,632           559           527
  General and administrative .................        2,423         1,687         1,319
  Depreciation and amortization ..............        2,268         1,305           315
  Equity-based compensation ..................          371            11           104
  Lease renegotiation costs and abandonment of
     leasehold improvements ..................           --           478            --
Loss (gain) on disposal of long-term assets ..          339           105            37
  Restructuring costs ........................        4,998            --            --
                                                   --------      --------      --------
          Total operating expenses ...........       20,317         8,336         6,049
                                                   --------      --------      --------
Operating loss ...............................      (18,443)       (5,421)       (1,478)
Interest expense .............................          155            24            41
Interest income ..............................          720            46             8
                                                   --------      --------      --------
Net loss .....................................     $(17,878)     $ (5,504)     $ (1,511)
                                                   ========      ========      ========
Basic and diluted net loss per share .........     $  (1.44)     $  (1.35)     $  (0.35)
                                                   ========      ========      ========
Weighted average shares used in computing per
  Share information ..........................       12,400         4,073         4,333
                                                   ========      ========      ========

   The accompanying notes are an integral part of these financial statements.

                                  APTIMUS, INC.

                        STATEMENT OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                                             Common stock           Additional       Deferred                        Total
                                       -----------------------        paid-in          stock      Accumulated    Shareholders'
                                        Shares         Amount         capital      Compensation     Deficit          equity
                                       --------       --------      ----------     ------------   -----------    -------------
Balances at December 31, 2000.......     15,505         65,874          2,518            (352)       (38,172)         29,868
Repurchase of common stock..........    (12,162)        (5,637)             7                                         (5,630)
Exercise of stock options and
  warrants..........................         56             14            (14)                                            --
Issuance of shares under employee
  stock purchase program............          7              3                                                             3
Issuance of restricted shares under
  2001 Stock Plan...................        635                           304                                            304
Deferred compensation related to
  forfeitures of stock options......                                     (281)            281                             --
Amortization of deferred stock
  Compensation......................                                                       58                             58
Adjustments to common stock in
  connection with a business
  acquisition.......................        (56)           (81)                                                          (81)
Net loss............................                                                                 (17,878)        (17,878)
                                       --------       --------        -------         -------      ---------       ---------
Balance on December 31, 2001........      3,985         60,173          2,534             (13)       (56,050)          6,644
Exercise of stock options and
  warrants..........................         86             34            (29)                                             5
Issuance of common stock in
  connection with lease renegotiation       150             75                                                            75
Compensation related to issuance of
  stock options to outside contractor                                       1                                              1
Amortization of deferred stock
  Compensation......................                                                       11                             11
Net loss............................                                                                  (5,504)         (5,504)
                                       --------       --------        -------         -------      ---------       ---------
Balance on December 31, 2002........      4,221       $ 60,282        $ 2,506         $    (2)     $ (61,554)      $   1,232
Issuance of stock...................        777          2,694                                                         2,694
Exercise of stock options and
  Warrants..........................        221            129                                                           129
Issuance of warrants and options....                                      166                                            166
Forfeiture of shares................         (6)            (7)             7                                             --
Amortization of deferred stock
  Compensation......................                                                        2                              2
Net loss............................                                                                  (1,511)         (1,511)
                                       --------       --------        -------         -------      ---------       ---------
Balance on December 31, 2003........      5,213       $ 63,098        $ 2,679         $    --      $ (63,065)      $   2,712
                                       ========       ========        =======         =======      =========       =========

   The accompanying notes are an integral part of these financial statements.

                                  APTIMUS, INC.

                             STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                     Year ended December 31,
                                                               ------------------------------------
                                                                 2001          2002          2003
                                                               --------      --------      --------
Cash flows from operating activities
Net loss .................................................     $(17,878)     $ (5,504)     $ (1,511)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization .......................        2,268         1,305           315
     Bad debt expense (recovery) .........................         (296)           (2)           26
     Amortization of deferred stock compensation .........          371            11           103
     Compensation on shares of common stock issued .......           --            76            --
     Abandonment of fixed assets from lease renegotiation            --           377            --
     Restructuring costs .................................        4,998            --            --
     Cash paid for restructuring costs ...................       (1,900)          (15)           --
     Loss (gain) on disposal of property and equipment ...           74            (2)           37
     Impairment of long-term investment ..................          197           107            --
     Amortization of discount on short-term investments ..          (84)           (4)           --
     Amortization of discount on convertible notes payable           --            --             7
     Changes in assets and liabilities, net of effects of
       business acquisitions:
       Accounts receivable ...............................        2,267          (259)         (415)
       Prepaid expenses and other assets .................          564            60           (17)
       Accounts payable ..................................       (2,384)          108           339
       Accrued and other liabilities .....................         (739)          (77)          (85)
                                                               --------      --------      --------
       Net cash used by operating activities .............      (12,542)       (3,819)       (1,201)
                                                               --------      --------      --------
Cash flows from investing activities
     Purchase of property and equipment ..................         (370)          (29)         (118)
     Proceeds from disposal of fixed assets ..............           81            43            18
     Purchase of intangible asset ........................           --           (10)          (35)
     Payment for business acquisitions ...................           --            --            --
     Purchase of short-term investments ..................       (3,947)           (1)           --
     Sale of short-term investments ......................       14,997         1,000            51
     (Purchase of) proceeds from  long-term investments ..            1            --            --
                                                               --------      --------      --------
          Net cash provided (used) by investing activities       10,762         1,003           (84)
                                                               --------      --------      --------
Cash flows from financing activities
       Proceeds from note payable ........................           --            --           305
       Repayment of notes payable ........................       (2,375)          (89)           --
       Principal payments under capital leases ...........         (156)          (84)         (162)
       Repurchase of common stock ........................       (4,899)           --            --
       Issuance of common stock, net of issuance costs ...            7             5         2,843
                                                               --------      --------      --------
          Net cash provided (used) by financing activities       (7,423)         (168)        2,986
                                                               --------      --------      --------
  Net increase (decrease) in cash and cash equivalents ...       (9,203)       (2,984)        1,701
  Cash and cash equivalents at beginning of period .......       12,854         3,651           667
                                                               --------      --------      --------
  Cash and cash equivalents at end of period .............     $  3,651      $    667      $  2,368
                                                               ========      ========      ========

   The accompanying notes are an integral part of these financial statements.

                                  APTIMUS, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. Organization and business

      Aptimus operates an online direct marketing network. Aptimus is primarily an online marketing service that generates sales leads, creates product awareness, and initiates consumer purchases through multiple online marketing vehicles, including free and trial offers, banner advertising, e-mail newsletter sponsorship, and others. Aptimus began as a division of Online Interactive, Inc. (Online), a Washington corporation, incorporated in July 1994. On June 30, 1997, Online Interactive contributed the FreeShop Division, including certain net assets, to its wholly owned subsidiary, FreeShop International, Inc., a Washington corporation incorporated on June 23, 1997, which then began operating as a separate entity.

      On February 19, 1999, FreeShop International, Inc. changed its name to FreeShop.com, Inc. On October 16, 2000 FreeShop.com, Inc. changed its name to Aptimus, Inc. (Aptimus or the Company).

2. Summary of significant accounting policies

Use of estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, cash equivalents and short-term investments

      The Company generally considers any highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

      The Company classifies, at the date of acquisition, its marketable securities into categories in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 2002, short-term investments consisted of a certificate of deposit with a maturity of less than one year. Currently, the Company classifies all of its short-term investments as held to maturity, which are reported at amortized cost, which approximated their fair value at December 31, 2002. There are no short-term investments at December 31, 2003. Realized gains and losses and declines in value of securities judged to be other than temporary are included in other income (expense), net.

      The Company invests its cash and cash equivalents in deposits at a major financial institution that may, at times, exceed federally insured limits. Management believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to temporary cash investments.

Accounts receivable

      The Company grants credit to its customers for substantially all of its sales. The estimate of allowance for doubtful accounts is comprised of two parts, a specific account analysis and a general reserve. Accounts where specific information indicates a potential loss may exist are reviewed and a specific reserve against amounts due is recorded. As additional information becomes available such specific account reserves are updated. Additionally, a general reserve is applied to the aging categories based on historical collection and write-off experience. As trends in historical collection and write-offs change, the percentages applied against the aging categories are updated. The Company has reserved for all outstanding balances past due greater than ninety days as of December 31, 2003 and 2002.

Fixed assets

      Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized on a straight-line method over their estimated useful lives or the term of the related lease, whichever is shorter. The estimated useful lives are as follows:

                Office furniture and equipment......     Five years
                Computer hardware and software......     Three years
                Leasehold improvements..............     Three to Five years

      The cost of normal maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. Gains or losses on the disposition of assets in the normal course of business are reflected in the results of operations at the time of disposal. Equipment under capital leases, which all contain bargain purchase options, is recorded at the present value of minimum lease payments and is amortized using the straight-line method over the estimated useful lives of the related assets.

Intangible assets

      Intangible assets are stated at cost less accumulated amortization and are amortized using the straight-line method over their estimated useful lives. The estimated useful lives are as follows:

                E-mail names........................     Two years
                Aptimus trademark and logo..........     Three years

      At December 31, 2002 and 2003, accumulated amortization of intangible assets was $42,000 and $72,000, respectively.

Long-term investments

      Long-term investments consist of minority equity investments in non-public companies. These investments are being accounted for on the cost basis and will be evaluated for impairment each quarter. During the years ended December 31, 2002 the Company recorded charges of approximately $107,000, related to the impairment of these investments.

Impairment of long-lived assets

      The Company evaluates its long-lived assets for impairment and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with these assets. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. During 2001 impairment losses were recognized as part of the restructuring charges. As discussed further in Note 5, the Company recorded charges of $377,000 during 2002 related to the abandonment of leasehold improvements. No impairment charges were recognized during 2003.

Fair value of financial instruments

      The carrying amounts of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities and long-term debt approximate fair value because of their short maturities.

Deferred revenues

      Deferred revenues consist of advance billings and payments on marketing contracts and are included in accrued and other liabilities in the accompanying balance sheet.

Revenue recognition

      The Company currently derives revenue from providing lead generation and customer acquisition programs through a network of website and e-mail distribution partners.

      Revenue earned for lead generation through the Aptimus network is based on a fee per lead and is recognized when the lead information is delivered to the client. Revenue earned for e-mail mailings can be based on a fee per lead, a percentage of revenue earned from the mailing, or a cost per thousand e-mails delivered. Revenue from e-mail mailings delivered on a cost per thousand basis is recognized when the e-mail is delivered. Revenues from e-mail mailings sent on a fee per lead or a percentage of revenue earned from the mailing basis are recognized when amounts are determinable, generally when the customer receives the leads.

      In addition to lead generation revenues the Company earns revenue from list rental activities. List rental revenues are received from the rental of customer names to third parties through the use of list brokers. Revenue from list rental activities is recognized net of related broker fees and is recognized in the period the cash is received due to uncertainties surrounding the actual amounts that will be received.

      Revenues generated through network partners and opt-in e-mail list owners are recorded on a gross basis in accordance with Emerging Issues Task Force consensus 99-19 (EITF 99-19). Fees paid to network partners and opt-in e-mail list owners related to these revenues are shown as Partner fees on the Statement of Operations. E-mail based campaigns that are sent to Company owned lists do not have partner fees associated with them.

      The Company has evaluated the guidance provided by EITF 99-19 as it relates to determining whether revenue should be recorded gross or net for the payments made to network partners and opt-in e-mail list owners. The Company has determined the recording of revenues gross is appropriate based upon the following factors:

      o     Aptimus acts as a principal in these transactions;

      o Aptimus and its customers are the only companies identified in the signed contracts;

      o Aptimus is solely responsible to the client for fulfillment of the contract;

      o Aptimus determines how the offer will be presented across the network; and

      o Amounts earned are based on leads or e-mails delivered and are not based on amounts paid to partners.

      In addition to the ongoing revenue related to the network and e-mail mailings some revenue has been recognized through March 31, 2002 related to services performed on the FreeShop site. These revenues have been recognized when received, as collection was not reasonably assured at the time the services were performed. As of December 31, 2003 it is not expected that any additional amounts will be received that have not been previously recognized as revenue.

      Prior to May 15, 2001 the Company derived revenue from its online marketing service activities, including lead generation, advertising, and list rental.

      Lead generation revenues consist of fees received, generally on a per inquiry basis, for delivery of leads to clients. Revenue is recognized in the period the leads are provided to the client.

      Advertising revenues consist of e-mail newsletter sponsorships, banner advertising, and anchor positions. Newsletter sponsorship revenues are derived from a fixed fee or a fee based on the circulation of the newsletter. Newsletter sponsorship revenues are recognized in the period in which the newsletter is delivered. Banner advertising and anchor positions can be based on impressions, fixed fees, or click throughs. Fixed fee contracts, which range from three months to two years, are recognized ratably over the term of the agreement, provided that no significant Company obligations remain. Revenue from impressions or click through based contracts is recognized based on the proportion of impressions or click throughs delivered, to the total number of guaranteed impressions or click throughs provided for under the related contracts.

      List rental revenues are received from the rental of customer names to third parties through the use of list brokers. Prior to 2003 revenue from list rental activities was recognized in the period the names were delivered by the list broker to the third party.

Advertising costs

      The Company expenses advertising costs as incurred. Total advertising expense for the years ended December 31, 2001, 2002 and 2003 were $1,455,000, $8,000 and $45,000, respectively.

Research and development costs

      Research and development costs are expensed as incurred.

Website development costs

      Costs incurred in developing the Company's websites are accounted for in accordance with Emerging Issues Task Force Issues Summary 00-02, "Accounting for website Development Costs." As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs incurred in the development phase are capitalized and recognized over the website's estimated useful life if the website is expected to have a useful life beyond one year. Costs capitalized are included in fixed assets and are amortized over three years. Costs associated with repair or maintenance of existing sites or the development of website content are expensed as incurred.

Income taxes

      The Company accounts for income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

Net loss per share

      Basic net loss per share represents net loss available to common shareholders divided by the weighted average number of shares outstanding during the period. Diluted net loss per share represents net loss available to common shareholders divided by the weighted average number of shares outstanding, including the potentially dilutive impact of common stock options and warrants. Common stock options and warrants are converted using the treasury stock method. Basic and diluted net loss per share is equal for all periods presented because the impact of common stock equivalents is antidilutive.

      The following table sets forth the computation of the numerators and denominators in the basic and diluted net loss per share calculations for the periods indicated and those common stock equivalent securities not included in the diluted net loss per share calculation (in thousands):

                                                                Year ended December 31,
                                                         ------------------------------------
                                                           2001          2002          2003
                                                         --------      --------      --------
Numerator:
  Net loss .........................................     $(17,878)     $ (5,504)     $ (1,511)
                                                         ========      ========      ========
Denominator:
  Weighted average shares used in computing net loss
     per share .....................................       12,400         4,073         4,333
                                                         ========      ========      ========
Potentially dilutive securities consist of the
  following:
  Options to purchase common stock .................        1,236         1,394         1,522
  Warrants to purchase common stock ................           16            14           183
  Convertible notes payable ........................           --            --           381
                                                         --------      --------      --------
                                                            1,252         1,408         2,086
                                                         ========      ========      ========

Concentrations of credit risk

      Concentrations of credit risk with respect to accounts receivable exist due to the large number of Internet based companies. This risk is mitigated due to the wide variety of customers to which the Company provides services, as well as the customer's dispersion across many different geographic areas. During the year ended December 31, 2001 one customer accounted for 10.3% of net revenues. During the year ended December 31, 2002, no single customer accounted for greater than 10% of total net revenues. During the year ended December 31, 2003 two customers accounted for 13.6% and 10.1% of net revenues. As of December 31, 2002 two customers accounted for 18.2% and 11.6%, of outstanding accounts receivable. As of December 31, 2003 two customers accounted for 34.4% and 17.2%, of outstanding accounts receivable. The Company maintains an allowance for doubtful accounts receivable based upon its historical experience and the expected collectibility of all accounts receivable.

Stock compensation

      At December 31, 2003, the Company has two stock-based employee compensation plans, which are more fully described in Note 10. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related

Interpretations. No stock-based employee compensation cost is reflected in net income. The following table illustrates the effect on net income and earning per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the years ended December 31:

                                                                                  2001          2002          2003
                                                                                --------      --------      --------
Net loss, as reported .....................................................     $(17,878)     $ (5,504)     $ (1,511)
Add: Total stock-based employee compensation expense, included in the
   determination of net income as reported, net of related tax effects ....           59            11           104
Deduct: Total stock-based employee compensation expense determined
   under fair value based method for all awards, net of related tax effects         (932)         (373)         (249)
                                                                                --------      --------      --------
Pro forma net loss ........................................................     $(18,751)     $ (5,866)     $ (1,656)
                                                                                ========      ========      ========

Earnings per share:
   Basic - as reported ....................................................     $  (1.44)     $  (1.35)     $   (.35)
                                                                                ========      ========      ========
   Basic - pro forma ......................................................     $  (1.51)     $  (1.44)     $   (.38)
                                                                                ========      ========      ========

For SFAS No. 123 pro forma disclosure, the fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model for the years ended December 31, 2001, 2002 and 2003, with the following assumptions used for grants to employees:

                                                        Year ended December 31,
                                                      -------------------------
                                                      2001      2002       2003
                                                      ----      ----       ----
   Weighted average risk free interest rate.....      4.42%     3.29%      2.53%
   Weighted average expected life (in years)....      4.00      3.60       4.00
   Volatility...................................       100%      100%       100%
   Dividends....................................      None      None       None

Comprehensive income

      To date, the Company has not had any transactions required to be reported in comprehensive income other than its net loss.

Recent accounting pronouncements

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2002 and did not have a material impact on the Company.

      In November 2002, the EITF reached a consensus on EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. EITF No. 00-21 became effective for interim periods beginning after June 15, 2003. The effect of adopting EITF 00-21 did not have a material impact on the Company's financial position, cash flows or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The disclosure provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002. The Company has adopted the disclosure provisions of SFAS No. 148.

      In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company's financial position, cash flows or results of operations.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 did not have a material impact on the Company's financial position, cash flows or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of this standard has not resulted in an impact to results of operations or financial position of the Company, as the Company has no financial instruments that fall within the scope of this standard.

3. Restructuring Costs

      On February 20, 2001, we announced our intention to reposition the Company as a direct marketing infrastructure provider, focusing all of our resources on building a direct marketing network. As part of this repositioning all activities related to our consumer-direct websites, including FreeShop.com, Desteo.com, and CatalogSite.com were discontinued. As a result of these activities, we reduced staffing levels by 161 employees during the first quarter of 2001. In June of 2001 the decision was made to modify the restructuring plan by disposing of the technology acquired in the XMarkstheSpot acquisition, to reduce staffing by an additional 26 employees and to dispose of additional equipment and software no longer being used in operations.

      Restructuring costs of $4,998,000 for the year ended December 31, 2001 were recognized in accordance with the guidance of Emerging Issues Task Force 94-3. The restructuring resulted in the following charges during 2001 (in thousands):

                                                      First        Second        Third        Fourth
               Types of Costs                        Quarter       Quarter      Quarter       Quarter       Total
------------------------------------------------     -------       -------      -------       ------       -------
Employee severance..............................      $1,462       $   503      $   --         $  --       $ 1,965
Capitalized software costs......................         364            --          --            --           364
Disposal of fixed assets, Net...................           4           534          --            --           538
Impairment of intangible assets.................         976         1,155                                   2,131
                                                      ------       -------      ------         -----       -------
   Total........................................      $2,806       $ 2,192      $   --         $  --       $ 4,998
                                                      ======       =======      ======         =====       =======
Balance of severance accrual at  end of period..      $  511       $   204      $   57         $  15       $    15
                                                      ======       =======      ======         =====       =======

      In addition to severance costs, the repositioning resulted in the disposal and abandonment of capitalized software and fixed assets. In conjunction with the disposal of these assets, the Company received approximately $51,000 of proceeds, which is included in the restructuring costs. Additionally, during 2001 we recorded a restructuring charge related to the impairment of intangible assets related to the repositioning activities. Intangible assets related to the acquisitions of Commonsite, LLC and Travel Companions International, Inc. were impaired in the first quarter of 2001 as they related to our consumer direct website business for which a plan of exit was implemented in the first quarter of 2001. Intangible assets related to the business acquisition of XMarkstheSpot, Inc. were impaired in the second quarter of 2001 as the majority of the acquired workforce was terminated and the acquired technology was replaced.

      At December 31, 2003 no assets or liabilities that were to be disposed of as part of the 2001 restructuring plan remained on the balance sheet, we do not anticipate any additional costs to be recorded as a result of the 2001 restructuring plan and all planned expenditures under the 2001 restructuring plan have been completed.

4. Accounts receivable

      Accounts receivable consist of the following (in thousands):

                                                          December 31,
                                                       ------------------
                                                        2002         2003
                                                       -----        -----
      Accounts receivable ......................       $ 606        $ 980
      Less: Allowance for doubtful accounts ....         (76)         (61)
                                                       -----        -----
                                                       $ 530        $ 919
                                                       =====        =====

5. Property and equipment

      Property and equipment consist of the following (in thousands):

                                                               December 31,
                                                          --------------------
                                                            2002         2003
                                                          -------      -------
      Computer hardware and software ................     $ 3,150      $ 2,717
      Office furniture and equipment ................         285          281
      Leasehold improvements ........................         222          229
                                                          -------      -------
                                                            3,657        3,227
      Less: Accumulated depreciation and amortization      (3,217)      (2,819)
                                                          -------      -------
                                                          $   440      $   408
                                                          =======      =======

      Property and equipment includes equipment under capital leases in the amount of $68,000 and $203,000 at December 31, 2002 and 2003, respectively. Accumulated amortization on this equipment was $67,000 and $26,000 at December 31, 2002 and 2003, respectively.

      During the third quarter of 2002 we negotiated and reached agreement with our Seattle landlord to substantially reduce the amount of space we lease and the corresponding rental rate we pay for our Seattle offices. The new arrangement accommodates our limited space requirements and reflects the current market's lower rates. Under the terms of the new lease, beginning October 1, 2002, Aptimus began paying significantly less rent for a reduced amount of office space and surrendered a majority of the leasehold improvements made in Seattle. Lease renegotiation costs and impairment of leasehold improvements of $478,000 were recorded; $377,000 related to the net book value of the leasehold improvements being surrendered to the landlord, $25,000 related to a cash payment required under the agreement to amend the lease and $76,000 related to 150,000 shares of unregistered common stock issued to the landlord.

6. Line-of-credit

      In July 2003 the Company obtained a line-of-credit with Comerica Bank for up to $500,000, with a term of one year, which is renewable at the Company's option, and is secured by the Company's assets. The line-of-credit bears interest at prime plus three percent. Timothy C. Choate, the Company Chief Executive Officer, personally guaranteed the line-of-credit. At December 31, 2003 there was no balance outstanding under the line-of-credit.

7. Accrued and other liabilities

      Accrued and other liabilities consist of the following (in thousands):

                                                            December 31,
                                                         -----------------
                                                         2002         2003
                                                         ----         ----
      Accrued network partner fees .............         $157         $ 27
      Accrued commissions ......................           17           55
      Deferred revenue .........................           12           37
      Accrued vacation .........................           70           68
      Other ....................................           88           72
                                                         ----         ----
                                                         $344         $259
                                                         ====         ====

8. Convertible note payable

      In July 2003 the Company borrowed $305,000 pursuant to the terms of a Convertible Promissory Note, which will pay interest of 6% per annum, but can be converted to shares of common stock at the option of the holder at a fixed price of $0.80 per share. The note has a 36-month term. Principal and accrued interest is payable quarterly, commencing one year from the closing date. In addition to the notes, the Company has issued to the investors warrants to purchase a total of 127,094 shares of common stock for $0.50 per share. The warrants have a term of five years.

9. Related party transactions

      During the year ended December 31, 2001, the Company repurchased all shares of common stock held by Fingerhut (see Note 10).

      In June 2001, certain assets of the Company's suspended Desteo operation were sold to an entity controlled by relatives of the Company's CEO, Tim Choate. Mr. Choate had no involvement in negotiating the terms of the sale. The sale, which is in form substantially similar to the Company's earlier sale of certain of its FreeShop-related assets to Altura International, Inc., was on an earn-out basis in which the obligations of the purchaser are secured by the assets sold. To date no amounts have been received under this agreement, as the purchasing company has not earned any amounts from the site.

      In May 2002, 23,600 shares of our common stock were purchased from a departing executive officer, on a ratable basis, by four of the Company's executive officers for total purchase consideration of $27,376. To facilitate this transaction the Company loaned each of the four executive officers the $6,844 necessary to purchase their respective shares. The notes receivable bear interest at the prime rate, are secured by the stock purchased with the loan proceeds and are non-recourse. The terms of the notes receivable call for repayment on the earlier of demand by the Company or the self-initiated, voluntary termination of employment by the executive officer. The terms also call for the loan to be forgiven on the earlier of two years, the merger or sale of the Company, the filing of a bankruptcy petition by or against the company or election by the Company Board of Directors in its sole discretion. The notes remain in full force and effect. However, due to the flexibility of the note terms, the Company felt the value of the notes should not be reflected on the balance sheet. The value of these notes of $27,376 was expensed as compensation expense in September 2002. In June 2003 5,900 of the shares outstanding were cancelled along with $6,844 of notes receivable as a result of one of the executive officers leaving the Company.

      In July 2003 Timothy C. Choate, the CEO, and Robert W. Wrubel, a director, participated in the convertible note payable (Note 8) in the amount of $50,000 and $15,000, respectively. In connection with the convertible note Mr. Choate and Mr. Wrubel received warrants for 20,835 and 6,250 shares of common stock, respectively at an exercise price of $0.50 per share. These warrants have a five-year term.

      In August 2003 Timothy C. Choate was granted an option for 25,000 shares of common stock at an exercise price of $0.00 per share in recognition for his guaranteeing the Company's line-of-credit debt (Note 6).

10. Commitments and contingencies

      The Company's office facilities are leased under operating leases that provide for minimum rentals and require payment of property taxes and include escalation clauses. In addition, the Company also leases certain equipment under agreements treated for financial reporting purposes as capital leases.

      Future minimum lease payments under the non-cancelable leases are as follows (in thousands).

                                                           Capital    Operating
    Year ending December 31,                               leases      leases
    ------------------------                               -------    ---------
      2004.............................................    $   130     $    86
      2005.............................................         --          62
      2006.............................................         --          63
      2007.............................................         --          77
                                                           -------     -------
    Total minimum lease payments.......................        130     $   288
                                                           =======     =======
    Less: Amount representing interest.................        (29)
                                                           -------
    Present value of capital lease obligations.........        101
    Less: Current portion..............................       (101)
                                                           -------
    Capital lease obligations, net of current portion..    $    --
                                                           =======

      Rent expense for the years ended December 31, 2001, 2002 and 2003, was $824,000, $648,000 and $206,000 respectively.

Litigation

      The Company may be subject to various claims and pending or threatened lawsuits in the normal course of business. Management believes that the outcome of any such lawsuits would not have a materially adverse effect on the Company's financial position, results of operations or cash flows.

Change in Control Agreement

      In December 2002, the Board of Directors approved a Change in Control Agreement. Under the terms of this agreement, key members of management are to receive a severance package ranging between eight and twelve months salary in the event of a change in control of the Company and termination of the employee.

Guarantees and Indemnifications

      The following is a summary of our agreements that the Company has determined are within the scope of Interpretation No. 45, or FIN 45, which are separately grandfathered because the guarantees were in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2003.

      As permitted under Washington law and our by-laws and certificate of incorporation, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company's request in such capacity. The term of the indemnification period is the applicable statute of limitations for indemnifiable claims. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a directors' and officers' insurance policy that may enable the Company to recover a portion of any future amounts paid. Assuming the applicability of coverage and the willingness of the insurer to assume coverage and subject to certain retention, loss limits and other policy provisions, the Company believes the estimated fair value of this indemnification obligation is not material. However, no assurances can be given that the insurers will not attempt to dispute the validity, applicability or amount of coverage, which attempts may result in expensive and time-consuming litigation against the insurers.

      The Company's standard advertising client and distribution partner contracts include standard cross indemnification language that requires, among other things, the Company to indemnify the client or partner, as the case may be, for certain claims and damages asserted by third-parties that arise out of the Company's breach of the contract. In the past, the Company has not been subject to any claims for such losses and has thus not incurred any material costs in defending or settling claims related to these indemnification obligations. Accordingly, the Company believes the estimated fair value of these obligations is not material.

      Pursuant to these agreements, the Company may indemnify the other party for certain losses suffered or incurred by the indemnified party in connection with various types of third-party claims, which may include, claims of intellectual property infringement, breach of contract and intentional acts in the performance of the contract. The term of these indemnification obligations is generally limited to the term of the contract at issue. In addition, the Company limits the maximum potential amount of future payments the Company could be required to make under these indemnification obligations to the consideration paid during a limited period of time under the applicable contract, but in some infrequent cases the obligation may not be so limited. In addition, Company's standard policy is to disclaim most warranties, including any implied or statutory warranties such as warranties of merchantability, fitness for a particular purpose, quality and non-infringement, as well as any liability with respect to incidental, indirect, consequential, special, exemplary, punitive or similar damages. In some states, such disclaimers may not be enforceable. If necessary, the Company would provide for the estimated cost of service warranties based on specific warranty claims and claim history. The Company has not been subject to any claims for such losses and has not incurred any costs in defending or settling claims related to these indemnification obligations. Accordingly, the Company believes the estimated fair value of these agreements is not material.

11. Shareholders' equity

Preferred stock

      Subject to the provisions of the articles of incorporation and limitations prescribed by law, the board of directors has the authority to issue, without further vote or action by the shareholders, up to 6,814,516 additional shares of preferred stock in one or more series.

      In March 2002, the Board of Directors of the Company declared a dividend distribution of one preferred share purchase right (a "right") for each outstanding share of Common Stock of the Company. The dividend is payable to the stockholders of record on March 29, 2002. Each right entitles the registered holder to purchase form the Company one one-thousandth of a share of Series C Preferred Stock of the Company at a price of $15 per one one-thousandth of a Preferred Share. In the event of an acquisition, except pursuant to a tender or exchange offer which is for all outstanding Common Shares at a price and on terms which a majority of certain members of the Board of Directors determines to be adequate, each holder of a right will thereafter have the right to receive upon exercise the number of Common Shares or of one one-thousandth of a share of Preferred Shares having a value equal to two times the exercise price of the right. There were no transactions during 2002 or 2003 related to the rights.

Common stock

      In April 2001, the Company repurchased 2,720,000 shares of common stock from Fingerhut in exchange for $250,000 in cash and a note payable for $838,000. The note payable called for equal monthly payments, including interest at 9.5%, for 18 months through October 2002. As part of the repurchase Fingerhut was also issued a warrant for 150,000 shares with an exercise price of $2.50 per share, subject to adjustment if future sales of common stock are sold for less than $0.40 per share. The warrants were valued at $7,200 for which an expense was recorded. In November 2001 the note payable to Fingerhut was paid-off early at a $100,000 discount and the warrant was cancelled. The early extinguishment of the note payable is shown as a reduction of the cost to repurchase the shares in the common stock account in the accompanying financial statements.

      In November 2001, we completed an issuer tender offer by purchasing 9,230,000 shares of our Common Stock for $0.48 per share in cash for an aggregate purchase price of approximately $4,565,000, including associated costs. We announced the tender offer on August 27, 2001 and commenced the tender offer on October 10, 2001 by filing a Schedule TO-I. Following completion of the tender offer approximately 3,985,000 shares of common stock remained outstanding.

      During the year ended December 31, 2001 the Company repurchased 212,000 shares for approximately $184,000, respectively, under a 10b-18 stock repurchase plan approved by the Board of Directors and initiated in August 2000.

      In October of 2002 150,000 shares of common stock were issued to the Seattle landlord as compensation for renegotiation the Seattle lease. Compensation of $76,000 was recorded related to this issuance of stock and is included in the lease renegotiation costs and abandonment of leasehold improvements line of the statement of operations.

      In December 2003 776,690 shares of unregistered commons tock were issued to investors at a price of $3.55 per share. Gross proceeds were $2.757 million with costs of approximately $64,000, including $20,000 of compensation related to the issuance of warrants.

Warrants

      In April 2001, in connection with the redemption of common stock from Fingerhut, the Company issued to Fingerhut a warrant for 150,000 shares with an exercise price of $2.50 per share, subject to adjustment if future sales of common stock are sold for less than $0.40 per share. This warrant was cancelled in November 2001.

      In July of 2003, in connection with the issuance of the $305,000 convertible note payable, the Company issued warrants for 127,095 shares of common stock. The warrants are fully vested, have an exercise price of $0.50 per share and a term of five years. Compensation related to the issuance of the warrants in the amount of $46,000 was recorded as a discount and is being amortized to interest expense over the life of the notes.

      In October of 2003 the Company issued a warrant to purchase 50,000 shares of common stock for services. The warrant is fully vested, has an exercise price of $2.05 per share and a term of five years. Compensation related to the issuance of this warrant in the amount of $78,000 was recorded and is include in equity based compensation on the statement of operations.

      In December of 2003 the Company issued a warrant to purchase 5,634 shares of common stock related to the sale of 776,690 shares of common stock. The warrant is fully vested, has an exercise price of $5.00 per share and a term of five years. Compensation related to the issuance of this warrant in the amount of $20,000 was recorded and is include as an offset to common stock in the balance sheet.

      In return for various services, the Company has issued warrants to purchase shares of common stock. At December 31, 2003, warrants outstanding are as follows:

         Year of issue     Shares    Exercise price    Year of expiration
         -------------    -------    --------------    ------------------
             2003         127,095        $ 0.50               2008
             2003          50,000        $ 2.05               2008
             2003           5,634        $ 5.00               2008

Stock options

      Effective June 30, 1997, the Company approved the 1997 Stock Option Plan (the 1997 Plan) to provide for the granting of stock options to employees, directors and consultants of the Company to acquire ownership in the Company and provide them with incentives for their service. Under the terms of the 1997 Plan, 788,613 shares of common stock remain unissued and not subject to options and have been reserved for issuance to plan participants.

      Effective June 12, 2001 the shareholders approved the 2001 Stock Plan (the 2001 Plan) to provide for the granting of stock options and restricted stock to employees, directors and consultants of the Company to provide them with incentives for their service. Under the terms of the 2001 Plan, 915,998 shares of common stock remain unissued and not subject to options and have been reserved for issuance to plan participants.

      The Plans are administered by the Board of Directors of the Company, which determines the terms and conditions of the options or restricted stock shares granted, including exercise price, number of shares granted and the vesting period of such shares. The maximum term of options is ten years from the date of grant. The options are generally granted at the estimated fair value of the underlying stock, as determined by the Board of Directors, on the date of grant. As of December 31, 2003, options to purchase 788,613 and 915,998 shares of common stock were available for future grant under the 1997 Plan and the 2001 Plan, respectively. During 2001, 635,000 shares of restricted stock were issued to the Board of Directors and certain members of senior management that by its terms became fully vested as a result of the tender offer. For the years ended December 31, 2001, 2002 and 2003, $304,000, $1,000 and zero, respectively, of deferred compensation was recorded for options and restricted stock grants for which the exercise price was lower than the fair market value at the date of grant. The deferred compensation recognized is amortized over the vesting period of the related options in accordance with Financial Accounting Standards Board interpretation No. 28. During the year ended December 31, 2001 $281,000 of unamortized deferred compensation was reversed due to forfeitures of options. No such reversals were made in the years ended December 31, 2002 and 2003.

      The following table presents option activity under the Plans (in thousands, except prices):

                                                                         Year ended December 31,
                                                        ---------------------------------------------------------
                                                               2001               2002                2003
                                                        -----------------   -----------------   -----------------
                                                                 Weighted            Weighted            Weighted
                                                                  Average             Average             Average
                                                                 Exercise            Exercise            Exercise
                                                        Shares     Price    Shares     Price    Shares     Price
                                                        ------   --------   ------   --------   ------   --------
      Options outstanding at beginning of period ...     1,397     $6.12     1,235     $1.88     1,394     $1.02
      Options granted ..............................     1,258      0.40       755      0.76       643      0.42
      Options exercised ............................       223      0.35       124      0.38       228      0.60
      Options forfeited ............................     1,197      5.56       472      3.04       287      6.92
                                                         -----     -----     -----     -----     -----     -----
      Options outstanding at end of period .........     1,235     $1.88     1,394     $1.02     1,522     $1.02
                                                         =====     =====     =====     =====     =====     =====
      Weighted average fair value of options granted
              during the period ....................               $0.29               $0.48               $0.32

      The following table summarizes information about stock options outstanding under the Plans at December 31, 2003 (in thousands, except prices and remaining contractual life):

                             Options outstanding                                      Options exercisable
      --------------------------------------------------------------------     --------------------------------
                                       Weighted average
                                          remaining
                                         contractual      Weighted average                     Weighted average
          Range of       Number of           life             exercise         Number of          Exercise
      exercise prices     shares          (in years)            price            Shares             price
      ---------------    ---------     ----------------   ----------------     ---------       ----------------
      $ 0.00                  25              9.6             $  0.00               25            $  0.00
        0.28 --  0.82      1,262              8.3                0.43              882               0.45
        1.02 --  2.50        159              7.3                1.55              106               1.63
        4.27 --  6.00         65              6.4                5.66               57               5.65
       12.69 -- 14.88         11              5.9               14.65               11              14.63
                          ------                                                ------
                           1,522              8.2             $  0.87            1,081            $  0.97
                          ======                                                ======


      The weighted average fair values and weighted average exercise prices per share at the date of grant for options granted under the plans were as follows:

                                                                                 Year ended December 31,
                                                           ------------------------------------------------------------------
                                                                 Average fair value                Average exercise price
                                                           -------------------------------    -------------------------------
                                                             2001       2002        2003        2001       2002        2003
                                                           --------   --------    --------    --------   --------    --------
      Options granted with exercise prices less than
        the fair value of the stock on the date of
        grant .........................................    $     --   $     --    $   0.58    $     --   $     --    $   0.07
      Options granted with exercise prices equal to the
        fair value of the stock on the date of grant ..    $   0.29   $   0.48    $   0.31    $   0.40   $   0.76    $   0.44
      Options granted with exercise prices greater than
        the fair value of the stock on the date of
        grant .........................................    $     --   $   0.10    $     --    $     --   $   1.49    $     --

      During the years ended December 31, 2001, 2002 and 2003, the Company granted options to purchase zero, 6,000 and 35,000 shares of common stock, respectively, to consultants and advisors.

      The Company follows SFAS No. 123 in accounting for options and warrants issued to non-employees. During the years ended December 31, 2002 and 2003, the Company recognized $1,000 and $8,000, respectively, of expense in connection with options issued to consultants and advisors. The Company did not issue any options to non-employees during the year ended December 31, 2001. In determining the fair value of the options and warrants granted or issued to non-employees on the date of grant, the Company used the Black-Scholes option-pricing model with the following assumptions:

                                                        Year ended December 31,
                                                       ------------------------
                                                       2001     2002      2003
                                                       ----     ----      ----
     Weighted average risk free interest rate.....     N/A      1.75%     2.53%
     Weighted average expected life (in years)....     N/A      1.00      4.00
     Volatility...................................     N/A       100%      100%
     Dividends....................................     N/A      none      none

12. Equity based compensation

      Equity based compensation by statement of operations classifications is as follows:

                                                    Year ended December 31,
                                                    -----------------------
                                                    2001     2002     2003
                                                    ----     ----     ----
      Sales and marketing .....................     $ 25     $  3     $  1
      Internet and network ....................        4       --       --
      Research and development ................        8       --       --
      General and administrative ..............      334        8      103
                                                    ----     ----     ----
           Total Equity-based compensation ....     $371     $ 11     $104
                                                    ====     ====     ====

13. Stock purchase plan

      The Company's Board of Directors adopted the Employee Stock Purchase Plan (the Purchase Plan) on April 17, 2000 under which two million shares have been reserved for issuance. Under the Purchase Plan, eligible employees may purchase common stock in an amount not to exceed 50% of the employees' cash compensation or 1,800 shares per purchase period. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan-defined dates. Pursuant to the Purchase Plan, 7,200 shares were purchased at a weighted average price of $0.39 per share for the year ended December 31, 2001. No shares were purchased under the Purchase Plan in the years ended December 31, 2002 and 2003.

14. Employee retirement plan

      During 1999, the Company established the Aptimus 401(k) plan, a tax-qualified savings and retirement plan intended to qualify under Section 401 of the Internal Revenue Code. All employees who satisfy the eligibility requirements relating to minimum age and length of service are eligible to participate in the plan and may enter the plan on the first day of any month after they become eligible to participate. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. The Company may make matching contributions of up to 100% of the first 6% of the compensation elected for contribution to the plan by an employee. Each participant is fully vested in his or her contributions and the investment earnings thereon, but vesting in any matching contributions by us takes place over a period of five years. The Company has made no matching contributions to the plan as of December 31, 2003.

15. Income taxes

      A current provision for income taxes was not recorded for the years ended December 31, 2001, 2002 and 2003 due to taxable losses incurred during such periods. A valuation allowance has been recorded for deferred tax assets because realization is primarily dependent on generating sufficient taxable income prior to the expiration of net operating loss carry-forwards.

      Deferred tax assets at December 31, 2002 and 2003 are as follows (in thousands):

                                                             December 31,
                                                        ----------------------
                                                          2002          2003
                                                        --------      --------
      Net operating loss carryforwards ............     $ 20,565      $ 20,222
      Nondeductible allowances and accruals .......          358           106
      Expense related to stock options and warrants           77           108
                                                        --------      --------
                                                          21,000        20,436
      Less: Valuation allowance ...................      (21,000)      (20,436)
                                                        --------      --------
                                                        $     --      $     --
                                                        ========      ========

      At December 31, 2003, the Company had net operating loss carry forwards of approximately $62.7 million for federal income tax reporting purposes. The net operating losses will expire beginning in 2012 if not previously utilized. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of its net operating losses.

16. Supplemental cash flow information

      The following items are supplemental information required for the statement of cash flows (in thousands):

                                                              Year ended December 31,
                                                            ---------------------------
                                                             2001       2002       2003
                                                            -----      -----      -----
      Cash paid during the period for interest ........     $ 154      $  24      $  24
                                                            =====      =====      =====
      Fixed assets acquired with capital leases .......     $ 126      $  --      $ 203
                                                            =====      =====      =====
      Directors and Officers insurance premium financed     $ 126      $  --      $  --
                                                            =====      =====      =====
      Repurchase of common stock with note payable ....     $ 838      $  --      $  --
                                                            =====      =====      =====
      Common stock issued in connection with business
        combination ...................................     $ (81)     $  --      $  --
                                                            =====      =====      =====

17. Quarterly financial information (unaudited)

      The following table sets forth the Company's unaudited quarterly financial information for the years ending December 31, 2001, 2002, and 2003 (in thousands, except per share data).

                                                               Three months ended
                                                 -----------------------------------------------
                                                 3/31/01      6/30/01      9/30/01      12/31/01
                                                 -------      -------      -------      --------
      Net revenue ..........................     $   926      $   381      $   188      $   379
      Net loss .............................     $(8,858)     $(5,475)     $(1,848)     $(1,697)
                                                 =======      =======      =======      =======
        Basic and diluted net loss per share     $ (0.57)     $ (0.42)     $ (0.15)     $ (0.20)
                                                 =======      =======      =======      =======

                                                               Three months ended
                                                 -----------------------------------------------
                                                 3/31/02      6/30/02      9/30/02      12/31/02
                                                 -------      -------      -------      --------
      Net revenue ..........................     $   773      $   782      $   537      $   823
      Net loss .............................     $(1,297)     $(1,486)     $(2,000)     $  (721)
                                                 =======      =======      =======      =======
        Basic and diluted net loss per share     $ (0.33)     $ (0.37)     $ (0.49)     $ (0.17)
                                                 =======      =======      =======      =======

                                                               Three months ended
                                                 -----------------------------------------------
                                                 3/31/03      6/30/03      9/30/03      12/31/03
                                                 -------      -------      -------      --------
      Net revenue ..........................     $   911      $   938      $ 1,405      $ 1,317
      Net loss .............................     $  (604)     $  (437)     $  (273)     $  (197)
                                                 =======      =======      =======      =======
        Basic and diluted net loss per share     $ (0.14)     $ (0.10)     $ (0.06)     $ (0.04)
                                                 =======      =======      =======      =======

================================================================================

                           1,340,669 SHARES TO BE SOLD
                             BY CURRENT SHAREHOLDERS

                                     [LOGO]

                                  COMMON STOCK

                                   PROSPECTUS

                 [Insert date SEC declares it effective], 2004

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below lists the fees and expenses, other than underwriting discounts and commissions, which the registrant will pay in connection with the offering described in this registration statement. All the expenses are estimates, except the Securities and Exchange Commission registration fee.

                                                                        Amount
                                                                        ------
Securities and Exchange Commission registration fee                  $    891.78

Legal fees and expenses                                              $  5,000.00

Accounting fees and expenses                                         $  6,400.00

Miscellaneous expenses                                               $  2,000.00

         Total                                                       $ 14,291.18

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "Washington Act") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 6 of the Registrant's Second Amended and Restated Articles of Incorporation and Article IX of the Registrant's Amended and Restated Bylaws together provide for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The Registrant has entered into agreements with its directors and officers arising out of their service as officers and director, as applicable, and has agreed to advance expenses to defend claims subject to indemnification. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Registrant for such purpose.

      Section 23B.08.320 of the Washington Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 6 of the Registrant's Second Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

      Since December 31, 2000, the registrant has issued and sold the following unregistered securities:

      In November 2001, an aggregate of 635,000 shares of common stock were issued to seven persons pursuant to restricted stock grants. The sales and issuance of these securities were exempt from Securities Act registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act, on the basis that the grants were to directors and officers of the Company and did not involve a public offering.

      In November 2001 the Company also issued 89,196 shares of common stock from escrow in connection with its December 2000 acquisition of XMarkstheSpot, Inc. The sales and issuance of these securities were exempt from Securities Act registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act, on the basis that the shares were issued to certified investors and did not involve a public offering.

      In October 2002, the Company issued 150,000 shares of unregistered common stock to the landlord of its Seattle office space, Merrill Place LLC, as additional consideration in connection with the modification of the Company's Seattle real property lease. The shares were issued in reliance upon the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) under the Securities Act, as Merrill is an accredited investor.

      In July 2003 the Company completed raising $305,000 pursuant to the terms of a Convertible Promissory Note, which will pay interest of 6% per annum like a bond, but can be converted to shares of common stock at the option of the holder at a fixed price of $0.80 per share. The note has a 36-month term. Principal and accrued interest is payable quarterly, commencing one year from the closing date. In addition to the notes, the Company issued to the investors warrants to purchase a total of 127,094 shares of common stock for $0.50 per share. The warrants have a term of five years. The notes and warrants were issued in reliance upon the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) under the Securities Act.

      In December 2003, the Company completed a $2.75 million private placement investment with Apex Capital, LLC and Special Situations Technology Funds. The Company sold the investors 776,690 shares of unregistered Aptimus, Inc. common stock at a price of $3.55 per share. The shares were issued in reliance upon the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   The following exhibits are filed as part of this report:

     Exhibit
     Number                              Description
     ------                              -----------

     3.1* Second Amended and Restated Articles of Incorporation of registrant.

     3.1.1^^        Articles of Amendment filed September 16, 2000.

     3.1.2@         Articles of Amendment filed March 29, 2002.

     3.2*           Amended and Restated Bylaws of registrant.

     4.1*           Specimen Stock Certificate.

     4.2*           Form of Common Stock Warrant.

     4.3^^^ Rights Agreement dated as of March 12, 2002 between registrant and Mellon Investor Services LLC, as rights agent.

     10.1*++ Form of Indemnification Agreement between the registrant and each of its directors.

     10.2.*++       1997 Stock Option Plan, as amended.

     10.3.*++       Form of Stock Option Agreement.

     10.4* Investor Subscription Agreement, dated December 10, 1998, between registrant and Fingerhut Companies, Inc.

     10.5* Warrant Agreement, dated December 10, 1998, between registrant and Fingerhut Companies, Inc.

     10.6* Stockholders Agreement, dated December 10, 1998, among registrant, Timothy C. Choate, John P. Ballantine and Fingerhut Companies, Inc.

     10.7* Asset Purchase Agreement, dated May 5, 1999, among registrant, Travel Companions International, Inc., Jeff Mohr and Janet Mohr.

     10.8* Asset Purchase Agreement, dated May 6, 1999, among registrant, Commonsite LLC and Alan Bennett.

     10.9* Registration Rights Agreement, dated May 6, 1999, between registrant and Commonsite LLC.

     10.10* Loan and Security Agreement, dated September 18, 1998, between registrant and Imperial Bank.

     10.11* Lease Agreement, dated September 23, 1997 and amended as of February 16, 1999, between registrant and Merrill Place LLC.

     10.11.1* Second Amendment to Lease, dated November 30, 1999, between registrant and Merrill Place LLC.

     10.12* Promotion Agreement, dated May 18, 1998 and amended as of June 30, 1998 and September 30, 1998, between registrant and CNET, Inc.

     10.13+* Linkshare Network Membership Agreement, dated September 23, 1998, between registrant and Linkshare Corporation.

     10.14*         Letter Agreement dated June 18, 1999 between registrant and
                    Fingerhut.

     10.15*         Escrow Agreement dated June 18, 1999 between registrant and
                    Fingerhut.

     10.16* Common Stock Purchase Warrant dated January 26, 1998 in favor of Karrie Lee.

     10.17* Warrant to Purchase Stock dated September 18, 1998 in favor of Imperial Bank.

     10.18* Common Stock Purchase Warrant dated January 23, 1998 in favor of Hallco Leasing Corporation.

     10.19* Common Stock Purchase Warrant dated December 4, 1997 in favor of Hallco Leasing Corporation.

     10.20* Common Stock Purchase Warrant dated January 26, 1998 in favor of Employco, Inc.

     10.21+* Marketing Agreement with NewSub Services, Inc. effective as of June 1, 1999.

     10.22+* Marketing Agreement with eNews.com, Inc. dated December 8, 1999. (Incorporated by reference Exhibit 10.1 to the Company's Report on Form 8-K filed January 12, 2000).

     10.23** Asset Purchase Agreement, dated November 22, 2000, among Aptimus, Inc. and XMarkstheSpot, Inc.

     10.24*** Stock Redemption Agreement, dated as of April 16, 2001, by and between registrant and Fingerhut Companies. Inc.

     10.25^++       Aptimus, Inc. 2001 Stock Plan.

     Exhibit
     Number                              Description
     ------                              -----------

     10.25.1^^++    Form of Stock Option Agreement.

     10.25.2^^++    Form of Restricted Stock Agreement (for grants).

     10.25.3^^++    Form of Restricted Stock Agreement (for rights to purchase).

     10.26^^ Letter Agreement, dated November 13, 2001, by and between registrant and Fingerhut Companies, Inc.

     10.27++ Change in Control Agreement, dated as of December 6, 2002, by and between registrant and Timothy C. Choate

     10.28++ Form of Change in Control Agreement, dated as of December 6, 2002, by and between registrant and each of certain executive managers of registrant

     10.29# Lease Agreement, dated October 1, 2002, between registrant and Merrill Place LLC.

     10.30## Form of Convertible Note Purchase Agreement, dated as of July 1, 2003, by and between the Company and certain investors.

     10.31## Form of Convertible Secured Promissory Note, dated July 2003, executed by and between the Company and payable to the order of certain investors.

     10.32## Form of Common Stock Warrant, dated July 2003, by and between the Company and certain investors.

     10.32## Form of Security Agreement, dated as of July 1, 2003, by and between the Company and certain investors.

     10.33## Form of Registration Rights Agreement, dated as of July 1, 2003, by and between the Company and certain investors.

     10.35### Stock Purchase Agreement, dated as of December 4, 2003, by and between the Company and certain investors.

     16.1# Letter dated December 12, 2001 from PricewaterhouseCoopers LLP to the Securities and Exchange Commission.

     23.1           Consent of Moss Adams LLP, independent accountants.

----------
* Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-81151).
** Incorporated by reference to the Company's Annual Report on Form 10-K, dated April 2, 2001.
*** Incorporated by reference to the Company's Current Report on Form 8-K, dated April 16, 2001.
^ Incorporated by reference to the Company's Proxy Statement on Schedule 14A, dated May 17, 2001.
^^ Incorporated by reference to the Company's Quarterly Report on Form 10-Q, dated November 14, 2001.
^^^ Incorporated by reference to the Company's Current Report on Form 8-K, dated March 12, 2002.
# Incorporated by reference to the Company's Current Report on Form 8-K, dated December 10, 2001.
@ Incorporated by reference to the Company's Quarterly Report on Form 10-Q, dated May 15, 2002.
+ Confidential treatment has been granted as to certain portions of this Exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
++    Management compensation plan or agreement.
# Incorporated by reference to the Company's Annual Report on Form 10-K, dated March 28, 2003
## Incorporated by reference to the Company's Quarterly Report on Form 10-Q, dated November 14, 2003
### Incorporated by reference to the Company's Annual Report on Form 10-K, dated March [ ], 2004

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change sin volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on March 31, 2004.

                                       Aptimus, Inc.


                                       By: /s/ David H. Davis
                                           -------------------------------------

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Timothy C. Choate, John A. Wade and David H. Davis, his or her attorney-in-fact and agent, with the full power of substitution and re-substitution, for them in any and all capacities, to sign any and all amendments (including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this registration statement. Further, each person constitutes and appoints Timothy C. Choate, John A. Wade and David
H. Davis, his or her attorney-in-fact and agent to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

           Signature                                       Title                          Date
           ---------                                       -----                          ----


/s/ Timothy C. Choate                         Chief Executive Officer and             March 31, 2004
-----------------------------                 Chairman of Board of Directors
                                              (principal executive officer)


/s/ John A. Wade                              Chief Financial Officer,                March 31, 2004
-----------------------------                 (principal finance and
                                              accounting officer)


/s/ John Balousek                             Director                                March 31, 2004
-----------------------------


/s/ Robert W. Wrubel                          Director                                March 31, 2004
-----------------------------


/s/ Eric Helgeland                            Director                                March 31, 2004
-----------------------------